Exhibit 99.1
Explanatory Note
Unisys Corporation (Unisys, we, our, or the company) has recast certain information included within Item 8. Financial Statements and Supplementary Data of the company's Form 10-K for the year ended December 31, 2024 (2024 Form 10-K) filed with the Securities and Exchange Commission (SEC) on February 21, 2025, to reflect changes in the company’s reportable segments. The company is filing this exhibit (this Exhibit) to the Current Report on Form 8-K (the Form 8-K) solely to recast reportable segment financial information and related disclosures included in the 2024 Form 10-K. The information in this Exhibit is not an amendment to or restatement of the 2024 Form 10-K.
As disclosed in the company's Form 10-Q for the period ended March 31, 2025 filed with the SEC on May 1, 2025, effective January 1, 2025, the company changed its organizational structure to better align its portfolio of solutions to more effectively address evolving client needs and take further advantage of the synergies across the company’s reportable segments. The company integrated its business processing solutions, which were reported within Other, into the company’s Enterprise Computing Solutions (ECS) and Cloud, Applications & Infrastructure Solutions (CA&I) reportable segments. The company's application development and modernization capabilities, which were previously reported within ECS have been operationally centralized within CA&I.
This Exhibit to the Form 8-K updates and supersedes information in Item 8. Financial Statements and Supplementary Data of the 2024 Form 10-K to reflect retrospective application of the segment changes to conform with the new segment presentation.
This Exhibit does not modify or update any section or subsection of the 2024 Form 10-K other than as expressly noted above. Moreover, in order to preserve the nature and character of the disclosures set forth in such items as originally filed in the 2024 Form 10-K, no attempt has been made in the Form 8-K, and it should not be read, to modify or update disclosures as presented in the 2024 Form 10-K to reflect events or occurrences after the date of the filing of the 2024 Form 10-K, except for matters relating specifically to the recasting of the presentation described above. This Exhibit does not purport to update the 2024 Form 10-K for any information, uncertainties, transactions, risks, events or trends occurring, or known to management as of the filing of the Form 8-K. Therefore, the Form 8-K (including this Exhibit) should be read in conjunction with the 2024 Form 10-K and the company’s filings made with the SEC subsequent to the filing of the 2024 Form 10-K, including the company’s Quarterly Report on Form 10-Q for the period ended March 31, 2025.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Unisys Corporation
Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of Unisys Corporation (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of income (loss), comprehensive income (loss), equity (deficit), and cash flows for each of the two years in the period ended December 31, 2024, and the related notes and financial statement schedule included under Item 15(a) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2024, based on criteria established in the 2013 Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated February 21, 2025 expressed an unqualified opinion.
Basis for opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical audit matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Goodwill impairment assessment for Digital Workplace Solutions
As described further in Note 14 to the consolidated financial statements, the Company’s goodwill balance related to the Digital Workplace Solutions (“DWS”) reporting unit was $101.3 million as of December 31, 2024. Management evaluates goodwill for impairment annually on October 1st of each year or whenever events or changes in circumstances indicate potential impairment has occurred. We identified the Company’s determination of the fair value of the DWS reporting unit as a critical audit matter.
The principal considerations for our determination that the estimation of the fair value of the DWS reporting unit is a critical audit matter are that there are significant judgments required by management when determining the fair value of the reporting unit using the income approach. In particular, the fair value estimate was sensitive to assumptions used to estimate future revenues and cash flows, including revenue growth rates, gross margin, and the discount rate, applied by the Company.
Our audit procedures related to the estimation of the fair value of the DWS reporting unit included the following, among others:
•We tested the effectiveness of controls relating to management’s review of the assumptions used to develop the future cash flows, the discount rate used, and valuation methodologies applied.
•Evaluated the reasonableness of management’s forecasted financial results by:
◦Assessing the reasonableness of management’s long term growth rates, by comparing the rates to industry projections and conditions found in industry reports and

◦Testing forecasted revenues and expected future cash flows by comparing forecasted amounts to actual historical results to identify significant changes, and corroborating the basis for such changes, as applicable.
•Utilized an internal valuation specialist to evaluate:
◦The methodologies used and whether they were acceptable for the underlying assets or operations and whether such methodologies were being applied correctly, and
◦The appropriateness of the discount rate by developing an independent range of acceptable discount rates and comparing those ranges to the amounts selected and applied by management.

/s/ GRANT THORNTON LLP
We have served as the Company’s auditor since 2023.
Philadelphia, Pennsylvania
February 21, 2025, except for Note 20, as to which the date is May 30, 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Unisys Corporation
Opinion on internal control over financial reporting
We have audited the internal control over financial reporting of Unisys Corporation (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2024, based on criteria established in the 2013 Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2024, based on criteria established in the 2013 Internal Control—Integrated Framework issued by COSO.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated financial statements of the Company as of and for the year ended December 31, 2024, and our report dated February 21, 2025 expressed an unqualified opinion on those financial statements.
Basis for opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and limitations of internal control over financial reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
February 21, 2025

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Unisys Corporation
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of income (loss), of comprehensive income, of equity (deficit) and of cash flows of Unisys Corporation and its subsidiaries (the “Company”) for the year ended December 31, 2022, including the related notes and schedule of valuation and qualifying accounts for the year ended December 31, 2022 appearing after the signatures page (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of the Company for the year ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 1, 2023, except for the change in the manner in which the Company accounts for segments discussed in Note 2 to the consolidated financial statements, as to which the date is February 21, 2025, and except for the change in composition of reportable segments discussed in Note 20 to the consolidated financial statements, as to which the date is May 30, 2025.
We served as the Company’s auditor from 2020 to 2022.

UNISYS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Millions, except per share data)

Year ended December 31,	2024	2023	2022
Revenue
Services	$1,665.3	$1,665.9	$1,597.3
Technology	343.1	349.5	382.6
	2,008.4	2,015.4	1,979.9
Costs and expenses
Cost of revenue:
Services	1,247.3	1,282.4	1,285.9
Technology	175.2	181.7	164.4
	1,422.5	1,464.1	1,450.3
Selling, general and administrative	424.2	450.3	453.2
Research and development	25.2	24.1	24.2
Goodwill impairment	39.1	—	—
	1,911.0	1,938.5	1,927.7
Operating income	97.4	76.9	52.2
Interest expense	31.9	30.8	32.4
Other (expense), net	(140.8)	(393.9)	(82.4)
Loss before income taxes	(75.3)	(347.8)	(62.6)
Provision for income taxes	117.9	79.3	42.3
Consolidated net loss	(193.2)	(427.1)	(104.9)
Net income attributable to noncontrolling interests	0.2	3.6	1.1
Net loss attributable to Unisys Corporation	$(193.4)	$(430.7)	$(106.0)
Loss per share attributable to Unisys Corporation
Basic	$(2.79)	$(6.31)	$(1.57)
Diluted	$(2.79)	$(6.31)	$(1.57)
See notes to consolidated financial statements.

UNISYS CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Millions)

Year ended December 31,	2024	2023	2022
Consolidated net loss	$(193.2)	$(427.1)	$(104.9)
Other comprehensive income
Foreign currency translation	(73.4)	67.9	(117.5)
Pension and postretirement adjustments, net of tax of $9.0 in 2024, $(32.2) in 2023 and $15.2 in 2022	117.0	181.1	291.7
Total other comprehensive income	43.6	249.0	174.2
Comprehensive (loss) income	(149.6)	(178.1)	69.3
Comprehensive income (loss) attributable to noncontrolling interests	0.7	(23.1)	(12.8)
Comprehensive (loss) income attributable to Unisys Corporation	$(150.3)	$(155.0)	$82.1
See notes to consolidated financial statements.

UNISYS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions, except par value per share information)

As of December 31,	2024	2023
Assets
Current assets:
Cash and cash equivalents	$376.5	$387.7
Accounts receivable, net	467.2	454.5
Contract assets	16.0	11.7
Inventories	16.4	15.3
Prepaid expenses and other current assets	106.3	101.8
Total current assets	982.4	971.0
Properties	396.2	396.4
Less – Accumulated depreciation and amortization	339.1	332.1
Properties, net	57.1	64.3
Outsourcing assets, net	24.0	31.6
Marketable software, net	165.0	166.2
Operating lease right-of-use assets	38.4	35.4
Prepaid pension and postretirement assets	25.6	38.0
Deferred income taxes	96.6	114.0
Goodwill	247.9	287.4
Intangible assets, net	35.5	42.7
Restricted cash	14.1	9.0
Other long-term assets	185.7	205.8
Total assets	$1,872.3	$1,965.4
Total liabilities and deficit
Current liabilities:
Current maturities of long-term debt	$5.0	$13.0
Accounts payable	97.9	130.9
Deferred revenue	210.4	198.6
Other accrued liabilities	314.7	308.4
Total current liabilities	628.0	650.9
Long-term debt	488.2	491.2
Long-term pension and postretirement liabilities	816.4	787.7
Long-term deferred revenue	108.8	104.4
Long-term operating lease liabilities	28.9	25.6
Other long-term liabilities	71.3	44.0
Commitments and contingencies (see Note 18)
Deficit:
Common stock, par value $.01 per share (150.0 shares authorized; shares issued: 2024, 75.6 and 2023, 74.0)	0.8	0.7
Accumulated deficit	(2,139.1)	(1,945.7)
Treasury stock, shares at cost: 2024, 6.0 and 2023, 5.6	(158.5)	(156.4)
Paid-in capital	4,770.6	4,749.9
Accumulated other comprehensive loss	(2,757.2)	(2,800.3)
Total Unisys Corporation stockholders' deficit	(283.4)	(151.8)
Noncontrolling interests	14.1	13.4
Total deficit	(269.3)	(138.4)
Total liabilities and deficit	$1,872.3	$1,965.4
See notes to consolidated financial statements.

UNISYS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions)

Year ended December 31,	2024	2023	2022
Cash flows from operating activities
Consolidated net loss	$(193.2)	$(427.1)	$(104.9)
Adjustments to reconcile consolidated net loss to net cash provided by operating activities:
Foreign currency losses	14.5	0.2	6.8
Non-cash interest expense	1.2	1.2	1.3
Employee stock compensation	21.2	17.2	20.0
Depreciation and amortization of properties	24.3	29.1	50.2
Depreciation and amortization of outsourcing assets	22.6	50.3	64.5
Amortization of marketable software	52.3	49.7	58.7
Amortization of intangible assets	7.2	9.7	10.1
Goodwill impairment	39.1	—	—
Other non-cash operating activities	(1.2)	(0.2)	0.3
Loss on disposal of capital assets	0.2	6.0	6.6
Pension and postretirement contributions	(27.1)	(48.0)	(43.7)
Pension and postretirement expense	182.2	388.5	45.3
Deferred income taxes, net	35.6	24.5	(8.3)
Changes in operating assets and liabilities, excluding the effect of acquisitions:
Receivables, net and contract assets	(24.5)	4.2	15.5
Inventories	(1.7)	—	(8.0)
Other assets	(21.5)	(25.5)	(2.6)
Accounts payable and current liabilities	(20.7)	(20.9)	(103.8)
Other liabilities	24.6	15.3	4.7
Net cash provided by operating activities	135.1	74.2	12.7
Cash flows from investing activities
Proceeds from foreign exchange forward contracts	3,077.1	2,751.6	3,336.1
Purchases of foreign exchange forward contracts	(3,094.4)	(2,740.4)	(3,380.4)
Investment in marketable software	(47.5)	(46.0)	(46.3)
Capital additions of properties	(16.0)	(21.3)	(31.0)
Capital additions of outsourcing assets	(16.3)	(11.4)	(8.6)
Purchases of businesses, net of cash acquired	—	(1.2)	(0.3)
Other	(0.3)	(0.9)	(0.9)
Net cash used for investing activities	(97.4)	(69.6)	(131.4)
Cash flows from financing activities
Payments of long-term debt	(15.4)	(16.9)	(17.8)
Financing fees	(0.5)	—	—
Other	(2.2)	(0.4)	(3.8)
Net cash used for financing activities	(18.1)	(17.3)	(21.6)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(25.7)	6.7	(17.6)
Decrease in cash, cash equivalents and restricted cash	(6.1)	(6.0)	(157.9)
Cash, cash equivalents and restricted cash, beginning of year	396.7	402.7	560.6
Cash, cash equivalents and restricted cash, end of year	$390.6	$396.7	$402.7
See notes to consolidated financial statements.

UNISYS CORPORATION
CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)
(Millions)

		Unisys Corporation
	Total	Total Unisys Corporation	Common Stock Par Value	Accumu-lated Deficit	Treasury Stock At Cost	Paid-in Capital	Accumu-lated Other Compre-hensive Loss	Non-controlling Interests
Balance at December 31, 2021	$(64.4)	$(113.7)	$0.7	$(1,409.0)	$(152.2)	$4,710.9	$(3,264.1)	$49.3
Consolidated net (loss) income	(104.9)	(106.0)		(106.0)				1.1
Stock-based activity	16.9	16.9			(3.8)	20.7
Translation adjustments	(117.5)	(111.2)					(111.2)	(6.3)
Pension and postretirement plans	291.7	299.3					299.3	(7.6)
Balance at December 31, 2022	$21.8	$(14.7)	$0.7	$(1,515.0)	$(156.0)	$4,731.6	$(3,076.0)	$36.5
Consolidated net (loss) income	(427.1)	(430.7)		(430.7)				3.6
Stock-based activity	17.9	17.9			(0.4)	18.3
Translation adjustments	67.9	64.6					64.6	3.3
Pension and postretirement plans	181.1	211.1					211.1	(30.0)
Balance at December 31, 2023	$(138.4)	$(151.8)	$0.7	$(1,945.7)	$(156.4)	$4,749.9	$(2,800.3)	$13.4
Consolidated net (loss) income	(193.2)	(193.4)		(193.4)				0.2
Stock-based activity	18.7	18.7	0.1		(2.1)	20.7
Translation adjustments	(73.4)	(71.9)					(71.9)	(1.5)
Pension and postretirement plans	117.0	115.0					115.0	2.0
Balance at December 31, 2024	$(269.3)	$(283.4)	$0.8	$(2,139.1)	$(158.5)	$4,770.6	$(2,757.2)	$14.1
See notes to consolidated financial statements.

UNISYS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except share and per share amounts)
Note 1 — Summary of significant accounting policies
Principles of consolidation The consolidated financial statements include the accounts of all majority-owned subsidiaries.
Use of estimates The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (GAAP) requires management to make estimates and assumptions about future events. These estimates and assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities and the reported amounts of revenue and expenses. Such estimates include the valuation of estimated credit losses, contract assets, operating lease right-of-use assets, outsourcing assets, marketable software, goodwill, purchased intangibles and other long-lived assets, legal and environmental contingencies, assumptions used in the calculation for systems integration projects, income taxes, and retirement and other post-employment benefits, among others. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Management adjusts such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ materially from these estimates. Changes in those estimates resulting from continuing changes in the economic environment such as rising interest rates, inflation, fluctuation in foreign exchange rates and conflicts and other events of geopolitical significance, will be reflected in the financial statements in future periods.
Cash and Cash equivalents Cash and cash equivalents consist of cash on hand, short-term investments purchased with an original maturity of three months or less and certificates of deposit which may be withdrawn at any time at the discretion of the company without penalty. Cash and cash equivalents subject to contractual restrictions and not readily available are classified as restricted cash.
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the consolidated balance sheets to the total of the amounts shown in the consolidated statements of cash flows.

As of December 31,	2024	2023
Cash and cash equivalents	$376.5	$387.7
Restricted cash	14.1	9.0
Total cash, cash equivalents and restricted cash shown in the consolidated statements of cash flows	$390.6	$396.7
The company maintains cash balances in various operating accounts in excess of federally insured limits. The company monitors this risk by evaluating the creditworthiness of the financial institutions.
Inventories Inventories are valued at the lower of cost and net realizable value. Cost is determined on the first-in, first-out method.
Properties Properties are carried at cost and are depreciated over the estimated lives of such assets using the straight-line method. The estimated lives used, in years, are as follows: buildings, 20 – 50; machinery and office equipment, 4 – 7; rental equipment, 4; and internal-use software, 3 – 10.
Outsourcing assets Costs of outsourcing contracts are generally expensed as incurred. However, certain costs incurred upon initiation of an outsourcing contract (principally initial customer setup) are deferred and expensed over the initial contract life. Fixed assets and software used in connection with outsourcing contracts are capitalized and depreciated over the shorter of the initial contract life or in accordance with the fixed asset policy described above.
Recoverability of these costs is subject to various business risks. Quarterly, the company compares the carrying value of these assets with the undiscounted future cash flows expected to be generated by them to determine if there is impairment. If impaired, these assets are reduced to an estimated fair value on a discounted cash flow basis. The company prepares its cash flow estimates based on assumptions that it believes to be reasonable but are also inherently uncertain. Actual future cash flows could differ from these estimates. The gross amount of outsourcing assets totaled $553.0 million and $563.4 million as of December 31, 2024 and 2023, respectively, and related accumulated amortization totaled $529.0 million and $531.8 million as of December 31, 2024 and 2023, respectively.
Marketable software The cost of development of computer software to be sold or leased, incurred subsequent to establishment of technological feasibility, is capitalized and amortized to cost of sales over the estimated revenue-producing lives of the products. For the company’s proprietary enterprise software products, the amortization period is five years following product release, and for the remaining products, the amortization period is three years following product release. In assessing the estimated revenue-producing lives and recoverability of the products, the company considers operating strategies, underlying technologies utilized, estimated economic life and external market factors, such as expected levels of competition, barriers to entry by potential competitors, stability in the market and governmental regulation. The company continually reassesses the estimated revenue-producing lives of the products and any change in the company’s estimate could result in the remaining amortization expense being accelerated or spread out over a longer period. As of December 31, 2024, the company believes that all unamortized costs are fully recoverable. The gross amount of marketable software totaled $2,256.2 million and $2,213.9 million as of December 31, 2024 and 2023, respectively, and related accumulated amortization totaled $2,091.2 million and $2,047.7 million as of December 31, 2024 and 2023, respectively.
Internal-use software The company capitalizes certain internal and external costs incurred to acquire or create internal-use software, principally related to software coding, designing system interfaces, and installation and testing of the software. These costs are amortized in accordance with the fixed asset policy described above.
Cloud Computing Arrangements For cloud computing arrangements that meet the definition of a service contract, the company capitalizes implementation costs incurred during the application development stage and until the software is ready for its intended use and then amortizes the costs on a straight-line basis over the related cloud computing arrangement. At December 31, 2024 and 2023, the amounts capitalized for cloud computing arrangements related primarily to the company’s deferred implementation costs for its new enterprise resource planning system and totaled $24.1 million and $23.0 million, respectively, of which $7.6 million and $5.5 million, respectively, were included within prepaid expenses and other current assets and $16.5 million and $17.5 million, respectively, were included within other long-term assets on the company’s consolidated balance sheets.
Goodwill and Purchased Intangible Assets Goodwill arising from the acquisition of an entity represents the excess of the purchase price consideration over the fair value of the underlying identifiable intangible assets and net assets or liabilities assumed. Goodwill is initially recognized as an asset and is subsequently measured at cost less any accumulated impairment losses.
The company reviews goodwill for impairment annually in the fourth quarter using data as of September 30 of that year, as well as whenever there are events or changes in circumstances (triggering events) that would more likely than not reduce the fair value of one or more reporting units below its respective carrying amount. The company initially assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. This qualitative assessment considers all relevant factors specific to the reporting units, including macroeconomic conditions, industry and market considerations, overall financial performance, changes in share price and relevant entity-specific events.
If the company determines that it is not more likely that the carrying amount for a reporting unit is less than its fair value, then subsequent quantitative goodwill impairment testing is not required. If the company determines that it is more likely than not that the carrying amount for a reporting unit is greater than its fair value, then it proceeds with a subsequent quantitative goodwill impairment test. Under the quantitative test, the company compares the fair value of each of its reporting units to their respective carrying value. If the carrying value exceeds fair value, an impairment charge is recognized for the difference. Impaired goodwill is written down to its fair value through a charge to the consolidated statement of income (loss) in the period the impairment is identified.
During the third quarter of 2024, the company reviewed its estimated long-term expected future cash flows for its Digital Workplace Solutions (DWS) reporting unit as operating results were below estimated forecast due to the impact of the slower pace of client signings driven by the current economic environment and industry dynamics. Based on this, the company concluded that a triggering event existed and conducted a quantitative goodwill assessment for the DWS reporting unit as of September 30, 2024. The fair value of the DWS reporting unit was estimated using both the income approach and the market approach using a weighted methodology to determine its fair value. Based on the goodwill impairment analysis performed during the third quarter of 2024, the carrying value of the DWS reporting unit exceeded its respective fair value, resulting in the recognition of a goodwill impairment charge of $39.1 million.
During the fourth quarter of 2024, the company performed a quantitative goodwill impairment testing for each reporting unit, and estimated the fair value of the reporting units using both the income approach and the market approach.
The income approach incorporates the use of a discounted cash flow method in which the estimated future cash flows and terminal values for each reporting unit are discounted to present value. Cash flow projections are based on management’s estimates of economic and market conditions, which drive key assumptions of revenue growth rates, operating margins, capital expenditures and working capital requirements. The discount rate in turn is based on various market factors and specific risk characteristics of each reporting unit.

The market approach estimates fair value by applying performance metric multiples to the reporting unit’s prior and expected operating performance. The multiples are derived from comparable publicly traded companies with similar operating and investment characteristics as the reporting unit.
If the fair value of the reporting unit derived using the income approach is significantly different from the fair value estimate using the market approach, the company reevaluates its assumptions used in the two models. When considering the weighting between the market approach and income approach, the company gives more weighting to the income approach. The higher weighting assigned to the income approach takes into consideration that the guideline companies used in the market approach generally represent larger diversified companies relative to the reporting units and may have different long-term growth prospects, among other factors.
In order to assess the reasonableness of the calculated reporting unit fair values, the company also compares the sum of the reporting units’ fair values to its market capitalization (per share stock price multiplied by shares outstanding) and calculates an implied control premium (the excess of the sum of the reporting units’ fair values over the market capitalization).
The company completed the quantitative goodwill assessment in the fourth quarter of 2024 and no additional impairment charge was recognized as of December 31, 2024.
Estimating the fair value of reporting units requires the use of estimates and significant judgments that are based on a number of factors including actual operating results. It is reasonably possible that the judgments and estimates described above could change in future periods, which could have a significant impact on the fair value of the related reporting units.
The company continuously monitors and evaluates relevant events and circumstances that could unfavorably impact the significant assumptions noted above, including changes to U.S. treasury rates and equity risk premiums, tax rates, recent market valuations from transactions by comparable companies, volatility in the company’s market capitalization, and general industry, market and macro-economic conditions. It is possible that future changes in such circumstances or in the inputs and assumptions used in estimating the fair value of the reporting units, could require the company to record an additional non-cash impairment charge.
Finite-lived intangible assets purchased in a business combination are recorded at fair value and amortized to cost of revenue - technology and selling, general and administrative expense over their estimated useful lives. Finite-lived intangible assets are tested for impairment whenever events or changes in circumstances would indicate that the carrying value may not be recoverable. An impairment charge would be recognized if the carrying value exceeds fair value in the consolidated statement of income (loss) in the period the impairment is identified.
Retirement benefits Accounting rules covering defined benefit pension plans and other postretirement benefits require that amounts recognized in financial statements be determined on an actuarial basis. Management develops the actuarial assumptions used by its U.S. and international defined benefit pension plan obligations based upon the circumstances of each particular plan. The determination of the defined benefit pension plan obligations requires the use of estimates. A significant element in determining the company’s retirement benefits expense or income is the expected long-term rate of return on plan assets. This expected return is an assumption as to the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the projected pension benefit obligation. The company applies this assumed long-term rate of return to a calculated value of plan assets, which recognizes changes in the fair value of plan assets in a systematic manner over four years. This produces the expected return on plan assets that is included in retirement benefits expense or income. The difference between this expected return and the actual return on plan assets is deferred. The net deferral of past asset losses or gains affects the calculated value of plan assets and, ultimately, future retirement benefits expense or income.
At December 31 of each year, the company determines the fair value of its retirement benefits plan assets as well as the discount rate to be used to calculate the present value of plan liabilities. Management’s significant assumption used in the determination of the defined benefit pension plan obligations with respect to the U.S. pension plans, is the discount rate. Inherent in deriving the discount rate are significant assumptions with respect to the timing and magnitude of expected benefit payment obligations. The discount rate is an estimate of the interest rate at which the retirement benefits could be effectively settled. In estimating the discount rate, the company looks to rates of return on high-quality, fixed-income investments currently available and expected to be available during the period to maturity of the retirement benefits. The company uses a portfolio of fixed-income securities, which receive at least the second-highest rating given by a recognized ratings agency.
Environmental matters The company is responsible for certain environmental matters including environmental investigations and remedial activities related to various facilities formerly owned or operated by the company or its predecessors.
The company records an estimated environmental liability when it is probable that a liability has been incurred and the amount is reasonably estimable based primarily on the expected costs of pending investigations, current remediation activities, environmental studies and other estimated costs within the identified sites. The company records a claim for recovery from third parties when its realization is probable. Both the liability and claim for recovery are recorded on a non-discounted basis.

Provisions for these matters are difficult to estimate due to unknown environmental conditions, including early stages of investigation in some cases, and changes in governmental laws, regulations and in cleanup technologies. As the company continues to perform investigation activities and if events and circumstances change, the company may incur future additional costs, which could have a material impact on the company’s results of operations, financial condition and cash flows.
Noncontrolling interest The company owns a fifty-one percent interest in Intelligent Processing Solutions Ltd. (iPSL), a U.K. business process outsourcing joint venture. The remaining interests, which are reflected as a noncontrolling interest in the company’s consolidated financial statements, are owned by three financial institutions for which iPSL performs services.
Revenue recognition Revenue is recognized at an amount that reflects the consideration to which the company expects to be entitled in exchange for transferring goods and services to a customer. The company determines revenue recognition using the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the company satisfies a performance obligation.
At contract inception, the company assesses the goods and services promised in a contract with a customer and identifies as a performance obligation each promise to transfer to the customer either: (1) a good or service (or a bundle of goods or services) that is distinct or (2) a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. The company recognizes revenue only when it satisfies a performance obligation by transferring a promised good or service to a customer.
The company must apply its judgment to determine the timing of the satisfaction of performance obligations as well as the transaction price and the amounts allocated to performance obligations including estimating variable consideration, adjusting the consideration for the effects of the time value of money and assessing whether an estimate of variable consideration is constrained.
Revenue from hardware sales is recognized upon the transfer of control to a customer, which is defined as an entity’s ability to direct the use of and obtain substantially all of the remaining benefits of an asset.
Revenue from software licenses is recognized at the inception of either the initial license term or the inception of an extension or renewal to the license term.
Revenue for operating leases is recognized on a monthly basis over the term of the lease and for sales-type leases at the inception of the lease term. Such revenue is not material to the company’s consolidated results of operations.
Revenue from equipment and software maintenance and post-contract support is recognized on a straight-line basis as earned over the terms of the respective contracts. Cost related to such contracts is recognized as incurred.
Revenue and profit under systems integration contracts are recognized over time as the company transfers control of goods or services. The company measures its progress toward satisfaction of its performance obligations using the cost-to-cost method, or when services have been performed, depending on the nature of the project. For contracts accounted for using the cost-to-cost method, revenue and profit recognized in any given accounting period are based on estimates of total projected contract costs. The estimates are continually reevaluated and revised, when necessary, throughout the life of a contract. Any adjustments to revenue and profit resulting from changes in estimates are accounted for in the period of the change in estimate. When estimates indicate that a loss will be incurred on a contract upon completion, a provision for the expected loss is recorded in the period in which the loss becomes evident. Revenue from such contracts is not material to the company’s consolidated results of operations.
In services arrangements, the company typically satisfies the performance obligation and recognizes revenue over time, because the client simultaneously receives and consumes the benefits provided as the company performs the services. The company’s services are provided on a time-and-materials basis, as a fixed-price contract or as a fixed-price per measure of output contract.
Revenue from time-and-material contracts is recognized on an output basis as labor hours are delivered.
In managed services, application management, business process outsourcing and other cloud-based services arrangements, the arrangement generally consists of a single performance obligation comprised of a series of distinct services that are substantially the same and that have the same pattern of transfer. The company applies a measure of progress (typically time-based) to any fixed consideration and allocates variable consideration to the periods of service, which are typically monthly or quarterly, based on usage. As a result, revenue is recognized over the period the services are provided either on a straight-line basis or on a usage basis, depending on the terms of the arrangement (such as whether the company is standing ready to perform or whether the contract has usage-based metrics). This results in revenue recognition that corresponds with the value to the client of the services transferred to date relative to the remaining services promised.
The company also enters into arrangements that may include any combination of hardware, software or services. For example, a client may purchase an enterprise server that includes operating system software. In addition, the arrangement may include post-contract support for the software and a contract for post-warranty maintenance for service of the hardware. These arrangements consist of multiple performance obligations, with control over hardware and software transferred in one reporting period and the software support and hardware maintenance services performed across multiple reporting periods. In another example, the company may provide desktop managed services to a client on a long-term multiple-year basis and periodically sell hardware and license software products to the client. The services are provided on a continuous basis across multiple reporting periods and control over the hardware and software products occurs in one reporting period.
The company allocates the total transaction price to be earned under an arrangement among the various performance obligations in proportion to their relative standalone selling prices. The standalone selling price for a performance obligation is the price at which the company would sell a promised good or service separately to a customer.
A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. For contracts with multiple performance obligations, the company allocates the contract’s transaction price to each performance obligation using its best estimate of the standalone selling price of each distinct good or service in the contract. The primary methods used to estimate standalone selling price are as follows: (1) the expected cost plus margin approach, under which the company forecasts its expected costs of satisfying a performance obligation and then adds an appropriate margin for that distinct good or service and (2) the percent discount off of list price approach.
In the DWS and the Cloud, Applications & Infrastructure Solutions (CA&I) segments, substantially all of the company’s performance obligations are satisfied over time as work progresses and therefore substantially all of the revenue in these segments is recognized over time. The company generally receives payment for these contracts over time as the performance obligations are satisfied.
In the Enterprise Computing Solutions (ECS) segment, substantially all of the company’s sales of software and hardware are transferred to customers at a single point in time. Revenue on these contracts is recognized when control over the product is transferred to the customer or a software license term begins. The company generally receives payment for these contracts upon signature or within 30 to 60 days.
The company discloses disaggregation of its customer revenue by geographic areas (see Note 20, “Segment information”).
The timing of revenue recognition, billings and cash collections results in billed accounts receivable, unbilled receivables, contract assets and deferred revenue (contract liabilities).
Revenue excludes taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue producing transaction and collected by the company from a customer (e.g., sales, use and value-added taxes). Revenue includes payments for shipping and handling activities.
Advertising costs All advertising costs are expensed as incurred and reported in selling, general and administrative expenses in the consolidated statements of income (loss). The amount charged to the expense during 2024, 2023 and 2022 was $10.8 million, $10.7 million and $8.0 million, respectively.
Shipping and handling Costs related to shipping and handling are included in cost of revenue.
Stock-based compensation plans Stock-based compensation represents the cost related to stock-based awards granted to employees and directors. Compensation expense for performance-based restricted stock and restricted stock unit awards is recognized as expense ratably for each installment from the date of the grant until the date the restrictions lapse and is based on the fair market value at the date of grant and the probability of achievement of the specific performance-related goals. Compensation expense for market-based awards is recognized as expense ratably over the measurement period, regardless of the actual level of achievement, provided the service requirement is met. The fair value of restricted stock and restricted stock units with time and performance conditions is determined based on the trading price of the company’s common shares on the date of grant. The fair value of awards with market conditions is estimated using a Monte Carlo simulation. The expense is recorded in selling, general and administrative expenses.
Income taxes Income taxes are based on income before taxes for financial reporting purposes and reflect a current tax liability for the estimated taxes payable in the current-year tax returns and changes in deferred taxes. Deferred tax assets or liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax laws and rates. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the asset will not be realized. The company releases the income tax effects of deferred tax balances that have a valuation allowance from accumulated other comprehensive income (loss) once the reason the tax effects were established ceases to exist (e.g., a postretirement plan is liquidated). The company recognizes penalties and interest accrued related to income tax liabilities in provision for income taxes in its consolidated statements of income (loss).
The company treats the global intangible low-tax income tax, or GILTI, as a period cost when included in U.S. taxable income, and the base erosion and anti-abuse tax, or BEAT, as a period cost when incurred.

Translation of foreign currency The local currency is the functional currency for most of the company’s international subsidiaries, and as such, assets and liabilities are translated into U.S. dollars at year-end exchange rates. Income and expense items are translated at average exchange rates during the year. Translation adjustments resulting from changes in exchange rates are reported in other comprehensive income (loss). Exchange gains and losses are reported in other (expense), net.
For those international subsidiaries operating in highly inflationary economies, the U.S. dollar is the functional currency, and as such, nonmonetary assets and liabilities are translated at historical exchange rates, and monetary assets and liabilities are translated at current exchange rates. Exchange gains and losses arising from remeasurement are included in other (expense), net.
Fair value measurements Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value measurements for assets and liabilities required to be recorded at fair value, the company assumes that the transaction is an orderly transaction that assumes exposure to the market for a period before the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets or liabilities; it is not a forced transaction (for example, a forced liquidation or distress sale). The fair value hierarchy has three levels of inputs that may be used to measure fair value: Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities that the company can access at the measurement date; Level 2 – Inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly; and Level 3 – Unobservable inputs for the asset or liability. The company has applied fair value measurements to its derivatives (see Note 12, “Financial instruments and concentration of credit risks”), long-term debt (see Note 15, “Debt”), and to its pension and postretirement plan assets (see Note 17, “Employee plans”).
Note 2 — Recent accounting pronouncements and accounting changes
Accounting Pronouncements Adopted
Effective for the company’s fiscal year ended December 31, 2024, the company adopted Accounting Standards Update (ASU) No. 2023-07, Segment Reporting (Topic 280) - Improvements to Reportable Segment Disclosures (ASU 2023-07), issued by the Financial Accounting Standards Board (FASB), which enhances reportable segment disclosure requirements including disclosures about significant segment expenses on an annual and interim basis. The adoption of ASU 2023-07 did not have a material impact to the company’s consolidated financial statements. The required annual disclosures were applied to the presentation of the company’s reportable segments, see Note 20, “Segment information.” Prior periods reportable segment disclosures have been reclassified to be comparable to the current year presentation.
Accounting Pronouncements Not Yet Adopted
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740) - Improvements to Income Tax Disclosures. This ASU enhances disclosures relating to the rate reconciliation and requires income taxes paid disclosures disaggregated by jurisdiction among other amendments. This update is effective for annual periods beginning after December 15, 2024, with early adoption permitted and should be applied on a prospective basis with a retrospective application permitted. This ASU is not expected to have a material effect on the company’s consolidated financial statements.
In November 2024, the FASB issued ASU No. 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures. This ASU requires public companies to disclose, on an annual and interim basis, additional information about certain costs and expenses in the notes to the financial statements. The standard is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted on either a prospective or retrospective basis. The company is currently evaluating the impact of the standard on its consolidated financial statements and related disclosures.
Note 3 — Acquisitions
CompuGain
On December 14, 2021, the company acquired 100% of CompuGain LLC (CompuGain), a leading cloud solutions provider, for a purchase price consideration of $85.3 million on a cash-free, debt-free basis. The company funded the cash consideration and acquisition-related costs with cash on hand.
During 2022, the company incurred and expensed acquisition-related costs of $0.4 million included within selling, general and administrative expense in the consolidated statements of income (loss).
The company’s consolidated financial statements include the results of CompuGain commencing as of the acquisition date.
Pro forma information and revenue and operating results of CompuGain have not been presented as the impact is not material to the company’s consolidated financial statements.

Note 4 — Cost-reduction actions
The company from time to time initiates cost reduction actions designed to improve operating efficiency, reduce costs and align the company’s workforce and facility structures to its overall business plan.
During 2024, the company recognized cost-reduction charges and other costs of $20.6 million. The net charges related to workforce reductions were $13.5 million, principally related to severance costs, and were comprised of: (a) a charge of $23.7 million and (b) a credit of $10.2 million for changes in estimates. In addition, the company recorded net charges of $7.1 million comprised of a charge of $4.4 million for an asset impairment, a charge of $2.6 million for net foreign currency losses related to exiting foreign countries and a net charge of $0.1 million for other expenses and changes in estimates related to other cost-reduction efforts.
During 2023, the company recognized cost-reduction charges and other costs of $9.3 million. The net charges related to workforce reductions were $8.3 million, principally related to severance costs, and were comprised of: (a) a charge of $15.2 million and (b) a credit of $6.9 million for changes in estimates. In addition, the company recorded net charges of $1.0 million comprised of charges of $4.7 million primarily related to professional fees and other expenses related to cost-reduction efforts and a credit of $3.7 million for net foreign currency gains related to exiting foreign countries.
During 2022, the company recognized cost-reduction charges and other costs of $54.9 million. The net charges related to workforce reductions were $7.5 million, principally related to severance costs, and were comprised of: (a) a charge of $7.1 million and (b) a credit of $0.4 million for changes in estimates. In addition, the company recorded charges of $47.4 million comprised of $13.6 million related to held-for-sale assets (see Note 13, “Properties” for further details), $10.9 million for asset impairments, $11.3 million for idle leased facilities costs, $9.3 million for contract exit costs, $2.9 million for net foreign currency losses related to exiting foreign countries and a credit of $0.6 million for changes in estimates related to other cost-reduction efforts.
The charges (credits) were recorded in the following statement of income (loss) classifications:

Year ended December 31,	2024	2023	2022
Cost of revenue
Services	$8.0	$4.9	$19.1
Technology	4.1	0.7	7.6
Selling, general and administrative	6.0	6.9	24.7
Research and development	(0.1)	0.5	0.6
Other (expense), net	2.6	(3.7)	2.9
Total	$20.6	$9.3	$54.9

Liabilities and expected future payments related to the company’s workforce reduction actions are as follows:

	Total	U.S.	International
Balance at December 31, 2021	$16.3	$5.7	$10.6
Additional provisions	7.1	3.6	3.5
Payments	(11.5)	(4.1)	(7.4)
Changes in estimates	0.4	(1)	1.4
Translation adjustments	(0.6)	—	(0.6)
Balance at December 31, 2022	11.7	4.2	7.5
Additional provisions	15.2	3.4	11.8
Payments	(10.8)	(3.5)	(7.3)
Changes in estimates	(6.9)	(1.6)	(5.3)
Translation adjustments	0.2	—	0.2
Balance at December 31, 2023	9.4	2.5	6.9
Additional provisions	23.7	7.5	16.2
Payments	(9.6)	(2.5)	(7.1)
Changes in estimates	(10.2)	(3.1)	(7.1)
Translation adjustments	(0.3)	—	(0.3)
Balance at December 31, 2024	$13.0	$4.4	$8.6

Expected future payments on balance at December 31, 2024:
In 2025	$13.0	$4.4	$8.6

Note 5 — Leases and commitments
Leases
The company determines if an arrangement is a lease at inception. This determination generally depends on whether the arrangement conveys to the company the right to control the use of an explicitly or implicitly identified asset for a period of time in exchange for consideration. Control of an underlying asset is conveyed to the company if the company obtains the rights to direct the use of and to obtain substantially all of the economic benefits from using the underlying asset. The company is the lessee in lease agreements that include lease and non-lease components, which the company accounts for as a single lease component for all personal property leases. The company also has lease agreements in which it is the lessor that include lease and non-lease components. For these agreements, the company accounts for these components as a single lease component. Lease expense for variable leases and short-term leases is recognized when the expense is incurred.
Operating leases are included in operating lease right-of-use (ROU) assets, other accrued liabilities and long-term operating lease liabilities on the consolidated balance sheets. Operating lease ROU assets and lease liabilities are recognized at the commencement date of the lease based on the present value of lease payments over the lease term. Operating lease payments are recognized as lease expense on a straight-line basis over the lease term.
Finance leases are included in outsourcing assets, net and long-term debt on the consolidated balance sheets. Finance lease ROU assets and lease liabilities are initially measured in the same manner as operating leases. Finance lease ROU assets are amortized using the straight-line method. Finance lease liabilities are measured at amortized cost using the effective interest method.
The company has not capitalized leases with terms of twelve months or less.
As most of the company’s leases do not provide an implicit rate, the company uses its incremental borrowing rate, based on the information available at the lease commencement date, in determining the present value of lease payments. The company determines the incremental borrowing rate using the portfolio approach considering lease term and lease currency.
The lease term for all of the company’s leases includes the non-cancelable period of the lease plus any additional periods covered by either a company option to extend (or not to terminate) the lease that the company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor.
Lease payments included in the measurement of the lease liability are comprised of fixed payments, variable payments that depend on index or rate, amounts expected to be payable under a residual value guarantee and the exercise of the company option to purchase the underlying asset, if reasonably certain.
Variable lease payments associated with the company’s leases are recognized when the event, activity, or circumstance in the lease agreement on which those payments are assessed occurs. Variable lease payments are presented as an operating expense in the company’s consolidated results of operations in the same line item as expense arising from fixed lease payments (operating leases) or amortization of the ROU asset (finance leases).
The company uses the long-lived assets impairment guidance in ASC Subtopic 360-10 Property, Plant, and Equipment to determine whether a ROU asset is impaired, and if so, the amount of the impairment loss to recognize. If impaired, ROU assets for operating and finance leases are reduced for any impairment losses.
The company monitors for events or changes in circumstances that require a reassessment of its leases. When a reassessment results in the remeasurement of a lease liability, a corresponding adjustment is made to the carrying amount of the corresponding ROU asset unless doing so would reduce the carrying amount of the ROU asset to an amount less than zero. In that case, the amount of the adjustment that would result in a negative ROU asset balance is recorded in the consolidated statement of income (loss).
The company has commitments under operating leases for certain facilities and equipment used in its operations. The company also has finance leases for equipment. The company’s leases generally have initial lease terms ranging from 1 year to 8 years, most of which include options to extend or renew the leases for up to 5 years, and some of which may include options to terminate the leases within 1 year. Certain lease agreements contain provisions for future rent increases.

The components of lease expense are as follows:

Year ended December 31,	2024	2023	2022
Operating lease cost	$22.8	$26.0	$36.7
Finance lease cost
Amortization of right-of-use assets	0.1	0.2	1.2
Total finance lease cost	0.1	0.2	1.2
Short-term lease costs	0.5	0.7	0.7
Variable lease cost	12.7	10.3	11.6
Sublease income	(0.5)	(1.1)	(1.8)
Total lease cost	$35.6	$36.1	$48.4
Supplemental balance sheet information related to leases is as follows:

As of December 31,	2024	2023
Operating Leases
Operating lease right-of-use assets	$38.4	$35.4
Other accrued liabilities	15.0	19.1
Long-term operating lease liabilities	28.9	25.6
Total operating lease liabilities	$43.9	$44.7

Finance Leases
Outsourcing assets, net	$—	$0.1
Current maturities of long-term debt	0.5	0.3
Long-term debt	2.3	—
Total finance lease liabilities	$2.8	$0.3

Weighted-Average Remaining Lease Term (in years)
Operating leases	3.9	3.5
Finance leases	4.6	0.5

Weighted-Average Discount Rate
Operating leases	9.1%	8.3%
Finance leases	6.1%	5.2%
Supplemental cash flow information related to leases is as follows:

Years ended December 31,	2024	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Cash payments for operating leases included in operating activities	$26.2	$31.5	$41.0
Cash payments for finance leases included in financing activities	0.1	0.2	1.4
ROU assets obtained in exchange for lease obligations are as follows:

Years ended December 31,	2024	2023
Operating leases	$21.3	$14.7

Maturities of lease liabilities as of December 31, 2024 are as follows:

Year	Finance Leases	Operating Leases
2025	$0.5	$19.2
2026	0.6	14.8
2027	0.6	8.3
2028	0.7	5.9
2029	0.4	5.0
Thereafter	—	6.2
Total lease payments	2.8	59.4
Less imputed interest	—	15.5
Total	$2.8	$43.9
For transactions where the company is considered the lessor, revenue for operating leases is recognized on a monthly basis over the term of the lease and for sales-type leases at the inception of the lease term. As of December 31, 2024, receivables under sales-type leases before the allowance for unearned income were collectible as follows:

Year
2025	$4.9
2026	8.3
2027	1.4
2028	0.1
Total	$14.7
Other Commitments
At December 31, 2024, the company had outstanding standby letters of credit and surety bonds totaling approximately $194 million related to performance and payment guarantees. On the basis of experience with these arrangements, the company believes that any obligations that may arise will not be material. In addition, at December 31, 2024, the company had deposits and collateral of approximately $5 million in other long-term assets, principally related to tax contingencies in Brazil.
Note 6 — Other (expense), net
Other (expense), net is comprised of the following:

Year ended December 31,	2024	2023	2022
Pension and postretirement expense (i)	$(180.8)	$(387.1)	$(43.2)
Foreign exchange losses (ii)	(14.5)	(0.2)	(6.8)
Other, net (iii)	54.5	(6.6)	(32.4)
Total other (expense), net	$(140.8)	$(393.9)	$(82.4)
(i) Includes $130.6 million and $348.9 million in 2024 and 2023, respectively, of settlement losses related to the company’s defined benefit pension plans. See Note 17, “Employee plans.”
(ii) Includes charges (credits) of $2.6 million, $(3.7) million and $2.9 million respectively, in 2024, 2023 and 2022 for net foreign currency losses (gains) related to substantial completion of liquidation of foreign subsidiaries.
(iii) Other, net in 2024 includes a gain of $40.0 million related to a favorable settlement of a litigation matter (see Note 18, “Litigation and contingencies” for additional details on this matter) and a net gain of $14.9 million related to a favorable judgement received in a Brazilian services tax matter. Environmental costs relate to previously disposed businesses are included within other, net.

Note 7 — Income taxes
Following is the total loss before income taxes and the provision for income taxes.

Year ended December 31,	2024	2023	2022
Income (loss) before income taxes
United States	$(268.7)	$(545.5)	$(177.2)
Foreign	193.4	197.7	114.6
Total loss before income taxes	$(75.3)	$(347.8)	$(62.6)
Provision (benefit) for income taxes
Current
United States	$21.1	$8.8	$15.9
Foreign	61.2	46.0	34.7
Total	82.3	54.8	50.6
Deferred
United States	18.7	—	—
Foreign	16.9	24.5	(8.3)
Total provision for income taxes	$117.9	$79.3	$42.3
Following is a reconciliation of the benefit for income taxes at the United States statutory tax rate to the provision for income taxes as reported:

Year ended December 31,	2024	2023	2022
U.S. statutory income tax benefit	$(15.8)	$(73.0)	$(13.2)
Income and losses for which no provision or benefit has been recognized	63.0	123.2	40.9
Foreign rate differential and other foreign tax expense	8.9	12.7	6.4
Income tax withholdings	23.0	14.0	19.7
Additional tax expense on undistributed earnings of certain foreign subsidiaries	27.3	—	—
Permanent items	1.2	(3.0)	(2.1)
Change in uncertain tax positions	1.3	3.8	0.4
Change in valuation allowances	7.9	2.1	(9.8)
U.S. income tax benefit	—	(0.6)	—
Other	1.1	0.1	—
Provision for income taxes	$117.9	$79.3	$42.3

The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities were as follows:

As of December 31,	2024	2023
Deferred tax assets
Tax loss carryforwards	$787.6	$813.0
Pension and postretirement benefits	196.5	183.0
Foreign tax credit carryforwards	61.9	83.6
Other tax credit carryforwards	29.5	29.1
Deferred revenue	48.2	31.9
Employee benefits and compensation	31.2	31.5
Purchased capitalized software	18.4	19.4
Depreciation	28.6	33.0
Warranty, bad debts and other reserves	2.9	7.6
Capitalized costs	9.3	9.0
Capitalized research and development	6.7	—
Other	76.0	57.6
	1,296.8	1,298.7
Valuation allowance	(1,168.6)	(1,150.1)
Total deferred tax assets	$128.2	$148.6
Deferred tax liabilities
Undistributed earnings of certain foreign subsidiaries	$27.7	$—
Capitalized research and development	—	10.4
Other	32.6	25.1
Total deferred tax liabilities	$60.3	$35.5
Net deferred tax assets	$67.9	$113.1
Changes in the valuation allowance was as follows:

Year ended December 31,	2024	2023	2022
Valuation allowance, at beginning of year	$(1,150.1)	$(1,110.5)	$(1,226.2)
Actuarial pension adjustments	24.8	84.5	70.7
Expired net operating losses/tax credits	35.2	42.9	52.3
Foreign exchange	15.5	(6.8)	14.8
Recognition of income tax benefit (expense) (i)	(56.0)	(125.9)	(43.9)
Other	(38.0)	(34.3)	21.8
Valuation allowance, at end of year	$(1,168.6)	$(1,150.1)	$(1,110.5)
(i) Includes U.S. pension activity of $(44.8) million, ($95.9) million and ($11.3) million for the years ended December 31, 2024, 2023 and 2022, respectively.
The company has tax effected tax loss carryforwards as follows:

As of December 31,	2024
U.S. Federal	$339.6
State and local	196.0
Foreign	252.0
Total tax loss carryforwards	$787.6

These carryforwards will expire as follows:

Year
2025	$20.4
2026	15.1
2027	19.0
2028	89.9
2029	4.9
Thereafter	361.0
Unlimited	277.3
Total	$787.6
The company also has available tax credit carryforwards, which will expire as follows:

Year
2025	$20.8
2026	33.7
2027	9.1
2028	0.3
2029	0.1
Thereafter	27.4
Total	$91.4
A full valuation allowance is currently maintained for all U.S. and certain foreign deferred tax assets in excess of deferred tax liabilities. The company will record a tax provision or benefit for those international subsidiaries that do not have a full valuation allowance against their net deferred tax assets. Any profit or loss recorded for the company’s U.S. operations will have no provision or benefit associated with it due to such valuation allowance, except with respect to withholding taxes not creditable against future taxable income. As a result, the company’s provision or benefit for taxes may vary significantly depending on the geographic distribution of income.
The realization of the company’s net deferred tax assets as of December 31, 2024, is primarily dependent on the ability to generate sustained taxable income in various jurisdictions. Judgment is required to estimate forecasted future taxable income, which may be impacted by future business developments, actual results, strategic operational and tax initiatives, legislative, and other economic factors and developments. During 2024, the company determined that a portion of its non-U.S. net deferred tax assets required an additional valuation allowance. The net change in the valuation allowances impacting the effective tax rate in 2024 was approximately $7.9 million, primarily in the United Kingdom. During 2023, the company determined that a portion of its non-U.S. net deferred tax assets required an additional valuation allowance. The net change in the valuation allowances impacting the effective tax rate in 2023 was approximately $2.1 million, primarily in Latin America.
Under U.S. tax law, distributions from foreign subsidiaries to U.S. shareholders are generally exempt from taxation, except for certain federal and state taxes. Consequently, the deferred income tax liability on undistributed earnings is generally limited to any foreign withholding or other foreign taxes that will be imposed on such distributions. The company is no longer asserting indefinite reinvestment of the earnings of certain foreign subsidiaries. Accordingly, at December 31, 2024, the related deferred tax liability was $27.7 million, which is reported within other long-term liabilities on the company’s consolidated balance sheets. At December 31, 2024, the unrecognized deferred income tax liability was approximately $8.1 million for those foreign subsidiaries for which the company currently intends to indefinitely reinvest the earnings and for which no provision has been made for income taxes that may become payable upon distribution of the earnings of such subsidiaries .

Cash paid for income taxes, net of refunds was as follows:

Year ended December 31,	2024	2023	2022
Cash paid for income taxes, net of refunds	$56.4	$63.4	$49.0
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Year ended December 31,	2024	2023	2022
Balance at January 1	$20.9	$17.8	$21.6
Additions based on tax positions related to the current year	2.5	4.6	1.9
Changes for tax positions of prior years	(3.4)	2.6	1.2
Reductions as a result of a lapse of applicable statute of limitations	(5.8)	(4.6)	(5.4)
Settlements	(0.5)	—	—
Changes due to foreign currency	(0.2)	0.5	(1.5)
Balance at December 31	$13.5	$20.9	$17.8
The company recognizes penalties and interest accrued related to income tax liabilities in the provision for income taxes in its consolidated statements of income (loss). At December 31, 2024 and 2023, the company had an accrual of $5.0 million and $4.6 million, respectively, for the payment of penalties and interest.
At December 31, 2024, all of the company’s liability for unrecognized tax benefits, if recognized, would affect the company’s effective tax rate. Within the next 12 months, the company believes that it is reasonably possible that the amount of unrecognized tax benefits may decrease by $1.3 million related to a statute of limitation expiration; however, various events could cause this belief to change in the future.
The company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. The company is currently undergoing audits in several of its foreign jurisdictions. Ongoing income tax audits throughout the world are not expected to have a material impact on the company’s financial position.
Internal Revenue Code Sections 382 and 383 provide annual limitations with respect to the ability of a corporation to utilize its net operating loss (as well as certain built-in losses) and tax credit carryforwards, respectively (Tax Attributes), against future U.S. taxable income, if the corporation experiences an “ownership change.” In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period. The company regularly monitors ownership changes (as calculated for purposes of Section 382). The company has determined that, for purposes of the rules of Section 382 described above, an ownership change occurred in 2011. Any future transaction or transactions and the timing of such transaction or transactions could trigger additional ownership changes under Section 382.
As a result of the ownership change in 2011, utilization for certain of the company’s Tax Attributes, U.S. net operating losses and tax credits, is subject to an overall annual limitation of $70.6 million. The cumulative limitation as of December 31, 2024, is approximately $405 million. This limitation will be applied to any net operating losses and then to any other Tax Attributes. Any unused limitation may be carried over to later years. Based on presently available information and the existence of tax planning strategies, the company does not expect to incur a U.S. federal cash tax liability in the near term.

Note 8 — Earnings (loss) per common share
The following table provides the calculations for the company’s earnings (loss) per common share attributable to Unisys Corporation (shares in thousands).

Year ended December 31,	2024	2023	2022
Basic loss per common share computation:
Net loss attributable to Unisys Corporation	$(193.4)	$(430.7)	$(106.0)
Weighted average shares	69,199	68,254	67,665
Basic loss per common share	$(2.79)	$(6.31)	$(1.57)

Diluted loss per common share computation:
Net loss attributable to Unisys Corporation	$(193.4)	$(430.7)	$(106.0)
Weighted average shares	69,199	68,254	67,665
Plus incremental shares from assumed conversions of employee stock plans	—	—	—
Adjusted weighted average shares	69,199	68,254	67,665
Diluted loss per common share	$(2.79)	$(6.31)	$(1.57)

Anti-dilutive weighted-average restricted stock units(i)	2,340	945	481
(i)Amounts represent shares excluded from the computation of diluted earnings per share, as their effect, if included, would have been anti-dilutive for the periods presented.
Note 9 — Accounts receivable
Accounts receivable consist principally of trade accounts receivable from customers and are generally unsecured and due within 30 to 90 days. Credit losses relating to these receivables consistently have been within management’s expectations. Expected credit losses are recorded as an allowance for credit losses in the consolidated balance sheets. Estimates of expected credit losses are based primarily on the aging of the accounts receivable balances. The company records a specific reserve for individual accounts when it becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position. The collection policies and procedures of the company vary by credit class and prior payment history of customers.
Revenue recognized in excess of billings on services contracts, or unbilled accounts receivable, was $95.3 million and $93.9 million at December 31, 2024 and 2023, respectively.
Unearned income, which is reported as a deduction from accounts receivable, was $5.4 million and $9.0 million at December 31, 2024 and 2023, respectively.
The allowance for credit losses, which is reported as a deduction from accounts receivable, was $7.6 million and $9.5 million at December 31, 2024 and 2023, respectively. The provision for credit losses, which is reported in selling, general and administrative expenses in the consolidated statements of income (loss), was expense (income) of $(1.2) million, $(0.2) million and $0.3 million, in 2024, 2023 and 2022, respectively.
Additionally, long-term receivables were $43.7 million and $70.3 million at December 31, 2024 and 2023, respectively, and are reported in other long-term assets on the company’s consolidated balance sheets.
Note 10 — Contract assets and deferred revenue
Contract assets represent rights to consideration in exchange for goods or services transferred to a customer when that right is conditional on something other than the passage of time. Deferred revenue represents contract liabilities.

Net contract assets (liabilities) are as follows:

As of December 31,	2024	2023
Contract assets - current	$16.0	$11.7
Contract assets - long-term(i)	6.0	8.6
Deferred revenue - current	(210.4)	(198.6)
Deferred revenue - long-term	(108.8)	(104.4)
(i)Reported in other long-term assets on the company’s consolidated balance sheets.
Significant changes in the above contract liability balances were as follows:

Year ended December 31,	2024	2023
Revenue recognized that was included in deferred revenue at the beginning of the period	$189.5	$198.9
Note 11 — Capitalized contract costs
The company’s incremental direct costs of obtaining a contract consist of sales commissions which are deferred and amortized ratably over the initial contract life. These costs are classified as current or noncurrent based on the timing of when the company expects to recognize the expense. The current and noncurrent portions of deferred commissions are included in prepaid expenses, other current assets and in other long-term assets, respectively, in the company’s consolidated balance sheets.
Deferred commissions were as follows:

As of December 31,	2024	2023
Deferred commissions	$7.2	$3.7
Amortization expense related to deferred commissions was as follows:

Year ended December 31,	2024	2023	2022
Deferred commissions - amortization expense(i)	$1.1	$1.5	$2.9
(i)Reported in selling, general and administrative expense in the company’s consolidated statements of income (loss).
Costs on outsourcing contracts are generally expensed as incurred. However, certain costs incurred upon initiation of an outsourcing contract (costs to fulfill a contract), principally initial customer setup, are capitalized and expensed over the initial contract life. These costs are included in outsourcing assets, net in the company’s consolidated balance sheets, and are amortized over the initial contract life and reported in cost of revenue.
Costs to fulfill a contract were as follows:

As of December 31,	2024	2023
Costs to fulfill a contract	$12.9	$19.2
Amortization expense related to costs to fulfill a contract was as follows:

Year ended December 31,	2024	2023	2022
Costs to fulfill a contract - amortization expense	$3.5	$6.7	$23.7
The remaining balance of outsourcing assets, net is comprised of fixed assets and software used in connection with outsourcing contracts. These costs are capitalized and depreciated over the shorter of the initial contract life or in accordance with the company’s fixed asset policy.
Note 12 — Financial instruments and concentration of credit risks
Due to its foreign operations, the company is exposed to the effects of foreign currency exchange rate fluctuations on the U.S. dollar, principally related to intercompany account balances. The company uses derivative financial instruments to reduce its exposure to market risks from changes in foreign currency exchange rates on such balances. The company enters into foreign exchange forward contracts, generally having maturities of three months or less, which have not been designated as hedging instruments. At December 31, 2024 and 2023, the notional amount of these contracts was $501.3 million and $488.4 million, respectively. The fair value of these forward contracts is based on quoted prices for similar but not identical financial instruments; as such, the inputs are considered Level 2 inputs.

The following table summarizes the fair value of the company’s foreign exchange forward contracts.

As of December 31,	2024	2023
Balance Sheet Location
Prepaid expenses and other current assets	$0.1	$9.0
Other accrued liabilities	9.5	0.1
Total fair value	$(9.4)	$8.9
The following table summarizes the location and amount of gains (losses) recognized on foreign exchange forward contracts.

Year Ended December 31,	2024	2023	2022
Statement of Income Location
Other (expense), net	$(35.6)	$13.5	$(39.3)
Other financial instruments include temporary cash investments and customer accounts receivable. Temporary investments are placed with creditworthy financial institutions, primarily in money market funds, time deposits and certificate of deposits, which may be withdrawn at any time at the discretion of the company without penalty. At December 31, 2024 and 2023, the company’s cash equivalents principally have maturities of less than one month or can be withdrawn at any time at the discretion of the company without penalty. Due to the short maturities of these instruments, they are carried on the consolidated balance sheets at cost plus accrued interest, which approximates fair value. Receivables are due from a large number of customers that are dispersed worldwide across many industries. At December 31, 2024 and 2023, the company had no significant concentrations of credit risk with any one customer.
Note 13 — Properties
The components of properties, net were as follows:

As of December 31,	2024	2023
Buildings	$0.3	$0.3
Machinery and office equipment	208.7	211.5
Internal-use software	180.9	177.1
Rental equipment	6.3	7.5
Total properties	$396.2	$396.4
Less - Accumulated depreciation and amortization	339.1	332.1
Properties, net	$57.1	$64.3
Long-lived assets to be sold are classified as held-for-sale in the period in which they meet all the criteria for the disposal of long-lived assets. The company measures assets held-for-sale at the lower of their carrying amount or fair value less cost to sell. At both December 31, 2024 and 2023, the company had $4.9 million of assets held-for-sale related to its data center facility located in Eagan, Minnesota. In 2021, the company determined that these assets met the criteria for classification of assets held-for-sale.
Since the assets have been held-for-sale for more than a year, the company evaluates whether (i) the company has taken all necessary actions to respond to the change in circumstances; (ii) the company is actively marketing the data center facility at a price that is reasonable; and (iii) the company continues to meet all of the criteria to continue to classify the assets as held-for-sale.
During 2022, the company recognized an asset held-for-sale write-down of $13.6 million, reducing the assets to its estimated current fair market value less costs to sell. The valuation report was considered a Level 2 input. The company is actively marketing this facility for sale and has identified a potential interested party. The company believes the classification continues to be appropriate and that all the criteria has been met to classify these assets as held-for-sale at December 31, 2024.

Note 14 — Goodwill and intangible assets
Goodwill
Changes in the carrying amount of goodwill by reporting unit were as follows:

	Total	DWS	CA&I	ECS
Balance at December 31, 2022	$287.1	$140.5	$54.5	$92.1
Translation adjustments	0.3	0.3	—	—
Balance at December 31, 2023	287.4	140.8	54.5	92.1
Goodwill impairment (i)	(39.1)	(39.1)	—	—
Translation adjustments	(0.4)	(0.4)	—	—
Balance at December 31, 2024	$247.9	$101.3	$54.5	$92.1
(i) During the third quarter of 2024, the company recorded a goodwill impairment charge of $39.1 million in its DWS reporting unit as the carrying value exceeded its fair value. See Note 1, "Summary of significant accounting policies" for additional details.
Accumulated goodwill impairment losses as of December 31, 2024 were $39.1 million. There were no accumulated goodwill impairment losses as of December 31, 2023.
At December 31, 2024 and 2023, there was no goodwill allocated to reporting units with negative net assets.
Intangible Assets, Net
Intangible assets, net at December 31, 2024 and 2023 consists of the following:

As of December 31, 2024	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Technology (i)	$10.0	$10.0	$—
Customer relationships (ii)	54.2	19.0	35.2
Marketing (ii)	1.3	1.0	0.3
Total	$65.5	$30.0	$35.5

As of December 31, 2023	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Technology (i)	$10.0	$8.1	$1.9
Customer relationships (ii)	54.2	14.1	40.1
Marketing (ii)	1.3	0.6	0.7
Total	$65.5	$22.8	$42.7
(i) Amortization expense is included within cost of revenue - technology in the consolidated statements of income (loss).
(ii) Amortization expense is included within selling, general and administrative expense in the consolidated statements of income (loss).
Amortization expense was $7.2 million, $9.7 million and $10.1 million for the years ended December 31, 2024, 2023 and 2022, respectively.
The future amortization relating to acquired intangible assets at December 31, 2024 was estimated as follows:

Year	Future Amortization Expense
2025	$4.3
2026	4.0
2027	4.0
2028	4.0
2029	4.0
Thereafter	15.2
Total	$35.5

Note 15 — Debt
Long-term debt is comprised of the following:

As of December 31,	2024	2023
6.875% senior secured notes due November 1, 2027 (Face value of $485.0 million less unamortized issuance costs of $3.4 million and $4.6 million at December 31, 2024 and 2023, respectively)	$481.6	$480.4
Finance leases	2.8	0.3
Other debt	8.8	23.5
Total	493.2	504.2
Less – current maturities	5.0	13.0
Total long-term debt	$488.2	$491.2
Long-term debt is carried at amortized cost and its estimated fair value is based on market prices classified as Level 2 in the fair value hierarchy. Presented below are the estimated fair values of long-term debt.

As of December 31,	2024	2023
6.875% senior secured notes due November 1, 2027	$471.3	$437.5
The company’s principal sources of liquidity are cash on hand, cash from operations and its Amended and Restated ABL Credit Facility, discussed below. The company and certain international subsidiaries have access to uncommitted lines of credit from various banks.
At December 31, 2024, the company had met all covenants and conditions under its various lending agreements. The company expects to continue to meet these covenants and conditions through at least the next twelve months.
Maturities of long-term debt, including finance leases, in each of the next five years and thereafter are as follows:

Year	Total	Long-Term Debt	Finance Leases
2025	$5.0	$4.5	$0.5
2026	4.0	3.3	0.7
2027	483.2	482.5	0.7
2028	0.8	0.1	0.7
2029	0.2	—	0.2
Total	$493.2	$490.4	$2.8
Cash paid for interest and capitalized interest expense was as follows:

Year ended December 31,	2024	2023	2022
Cash paid for interest	$35.4	$35.5	$36.5
Capitalized interest expense	$4.5	$5.7	$5.1
Senior Secured Notes due 2027
The company has outstanding $485.0 million aggregate principal amount of its 6.875% Senior Secured Notes due 2027 (the 2027 Notes). The 2027 Notes pay interest semiannually on May 1 and November 1 and will mature on November 1, 2027, unless earlier repurchased or redeemed. The 2027 Notes are fully and unconditionally guaranteed on a senior secured basis by Unisys Holding Corporation, Unisys NPL, Inc. and Unisys AP Investment Company I, each of which is a U.S. corporation that is directly or indirectly owned by the company (the subsidiary guarantors).
The 2027 Notes and the related guarantees rank equally in right of payment with all of the existing and future senior debt of the company and its subsidiary guarantors and senior in right of payment to any future subordinated debt of the company and its subsidiary guarantors. The 2027 Notes and the related guarantees are structurally subordinated to all existing and future liabilities (including preferred stock, trade payables and pension liabilities) of the subsidiaries of the company that are not subsidiary guarantors. The 2027 Notes and the guarantees are secured by liens on substantially all assets of the company and the subsidiary guarantors, other than certain excluded assets (the collateral). The liens securing the 2027 Notes on certain Asset Based Lending (ABL) collateral are subordinated to the liens on ABL collateral in favor of the ABL secured parties and, in the future, the liens securing the 2027 Notes may be subordinated to liens on the collateral securing certain permitted first lien debt, subject to certain limitations and permitted liens.

The company may, on any one or more occasions, redeem all or a part of the 2027 Notes at specified redemption premiums, declining to par for any redemptions on or after November 1, 2025.
The indenture contains covenants that limit the ability of the company and its restricted subsidiaries to, among other things: (i) incur additional indebtedness and guarantee indebtedness; (ii) pay dividends or make other distributions or repurchase or redeem its capital stock; (iii) prepay, redeem or repurchase certain debt; (iv) issue certain preferred stock or similar equity securities; (v) make loans and investments; (vi) sell assets; (vii) create or incur liens; (viii) enter into transactions with affiliates; (ix) enter into agreements restricting its subsidiaries’ ability to pay dividends; and (x) consolidate, merge or sell all or substantially all of its assets. These covenants are subject to several important limitations and exceptions.
If the company experiences certain kinds of changes of control (as defined in the indenture), it will be required to offer to repurchase the 2027 Notes at 101% of the principal amount of the 2027 Notes, plus accrued and unpaid interest as of the repurchase date, if any. In addition, if the company sells assets under certain circumstances, it must apply the proceeds towards an offer to repurchase the 2027 Notes at a price equal to par plus accrued and unpaid interest, if any.
The indenture also provides for events of default, which, if any of them occur, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding 2027 Notes to be due and payable immediately.
Interest expense related to the 2027 Notes is comprised of the following:

Year ended December 31,	2024	2023	2022
Contractual interest coupon	$33.3	$33.3	$33.3
Amortization of issuance costs	1.2	1.2	1.2
Total	$34.5	$34.5	$34.5
Asset Based Lending (ABL) Credit Facility
The company has a secured revolving credit facility (the Amended and Restated ABL Credit Facility), which was amended in October 2024 (the Amendment). Among other things, the Amendment extended the maturity from October 29, 2025 to October 29, 2027 and reduced the aggregate amount of loans and letters of credit available under the Amended and Restated ABL Credit Facility to $125.0 million (with a limit on letters of credit of $40.0 million), with an accordion feature provision allowing for the aggregate amount available to be increased up to $155.0 million upon the satisfaction of certain specified conditions.
Availability under the credit facility is subject to a borrowing base calculated by reference to the company’s receivables. At December 31, 2024, the company had no borrowings and no letters of credit outstanding. Availability under the credit facility was $117.1 million.
The Amended and Restated ABL Credit Facility is subject to a springing maturity, under which the Amended and Restated ABL Credit Facility will immediately mature 91 days prior to the maturity date of the 2027 Notes or any date on which contributions to pension funds in the United States in an amount in excess of $100.0 million are required to be paid unless the company is able to meet certain conditions, including that the company has the liquidity (as defined in the Amended and Restated ABL Credit Facility) to cash settle the amount the remaining outstanding balance of the 2027 Notes or the amount of such pension payments, as applicable, no default or event of default has occurred under the Amended and Restated ABL Credit Facility, the company’s liquidity is above $130.0 million and the company is in compliance with the then applicable fixed charge coverage ratio on a pro forma basis.
The Amended and Restated ABL Credit Facility is guaranteed by the subsidiary guarantors and any future material domestic subsidiaries. The facility is secured by the assets of the company and the subsidiary guarantors, other than certain excluded assets, under a security agreement entered into by the company and the subsidiary guarantors in favor of Bank of America, N.A., as agent for the lenders under the credit facility.
The company is required to maintain a minimum fixed charge coverage ratio if the availability under the Amended and Restated ABL Credit Facility falls below the greater of 10% of the lenders’ commitments under the facility and $12.5 million.
The Amended and Restated ABL Credit Facility contains customary representations and warranties, including, but not limited to, that there has been no material adverse change in the company’s business, properties, operations or financial condition. The Amended and Restated ABL Credit Facility includes restrictions on the ability of the company and its subsidiaries to, among other things, incur other debt or liens, dispose of assets and make acquisitions, loans and investments, repurchase its equity, and prepay other debt. These restrictions are subject to several important limitations and exceptions. Events of default include non-payment, failure to comply with covenants, materially incorrect representations and warranties, change of control and default under other debt aggregating at least $50.0 million, subject to relevant cure periods, as applicable.

Note 16 — Other accrued liabilities
Other accrued liabilities (current) are comprised of the following:

As of December 31,	2024	2023
Payrolls and commissions	$135.1	$124.5
Income taxes	47.0	31.4
Taxes other than income taxes	24.0	27.4
Accrued vacations	21.5	22.4
Operating leases	15.0	19.1
Cost reduction	13.0	9.4
Pension and postretirement	9.7	10.2
Accrued interest	5.6	5.8
Other	43.8	58.2
Total other accrued liabilities	$314.7	$308.4
Note 17 — Employee plans
Stock plans Under stockholder approved stock-based plans, stock options, stock appreciation rights, restricted stock and restricted stock units may be granted to officers, directors and other key employees. At December 31, 2024, 8.2 million shares of unissued common stock of the company were available for granting under these plans.
As of December 31, 2024, the company has granted restricted stock and restricted stock units under these plans. The company recognizes compensation cost, net of a forfeiture rate, in selling, general and administrative expense, and recognizes compensation cost only for those awards expected to vest. The company estimates the forfeiture rate based on its historical experience and its expectations about future forfeitures.
During the years ended December 31, 2024, 2023 and 2022, the company recorded $21.2 million, $17.2 million and $20.0 million of share-based restricted stock and restricted stock unit compensation expense, respectively.
Restricted stock and restricted stock unit awards may contain time-based units, performance-based units, total shareholder return market-based units, or a combination of these units. Each performance-based and market-based unit will vest into zero to two shares depending on the degree to which the performance or market conditions are met. Compensation expense for performance-based awards is recognized as expense ratably for each installment from the date of grant until the date the restrictions lapse and is based on the fair market value at the date of grant and the probability of achievement of the specific performance-related goals. Compensation expense for market-based awards is recognized as expense ratably over the measurement period, regardless of the actual level of achievement, provided the service requirement is met. Restricted stock unit grants for the company’s directors vest upon award and compensation expense for such awards is recognized upon grant.
A summary of restricted stock and restricted stock unit (RSU) activity for the year ended December 31, 2024 follows (shares in thousands):

	Restricted Stock and RSU	Weighted-Average Grant-Date Fair Value
Outstanding at December 31, 2023	4,758	$9.27
Granted	2,794	6.53
Vested	(1,590)	11.61
Forfeited and expired	(257)	7.55
Outstanding at December 31, 2024	5,705	6.26

The aggregate weighted-average grant-date fair value of restricted stock and restricted stock units granted during the years ended December 31, 2024, 2023 and 2022 was $19.3 million, $17.1 million and $27.0 million, respectively. The fair value of restricted stock and restricted stock units with time and performance conditions is determined based on the trading price of the company’s common shares on the date of grant. The fair value of awards with market conditions is estimated using a Monte Carlo simulation with the following weighted-average assumptions.

Year ended December 31,	2024	2023
Weighted-average fair value of grant	$8.17	$7.32
Risk-free interest rate(i)	4.46%	4.51%
Expected volatility(ii)	76.28%	63.63%
Expected life of restricted stock units in years(iii)	2.85	2.84
Expected dividend yield	—%	—%

(i)	Represents the continuously compounded semi-annual zero-coupon U.S. treasury rate commensurate with the remaining performance period.
(ii)	Based on historical volatility for the company that is commensurate with the length of the performance period.
(iii)	Represents the remaining life of the longest performance period.
As of December 31, 2024, there was $14.3 million of total unrecognized compensation cost related to outstanding restricted stock and restricted stock units granted under the company’s plans. That cost is expected to be recognized over a weighted-average period of 1.5 years. The aggregate weighted-average grant-date fair value of restricted stock and restricted stock units vested during the years ended December 31, 2024, 2023 and 2022 was $18.5 million, $9.1 million and $17.4 million, respectively.
Common stock issued upon lapse of restrictions on restricted stock and restricted stock units are newly issued shares. In light of its tax position, the company is currently not recognizing any tax benefits from the issuance of stock upon lapse of restrictions on restricted stock and restricted stock units.
Defined contribution and compensation plans U.S. employees are eligible to participate in an employee savings plan. Under this plan, employees may contribute a percentage of their pay for investment in various investment alternatives. The company matches 50 percent of the first 6 percent of eligible pay contributed by participants to the plan on a before-tax basis (subject to IRS limits). The company funds the match with cash. The charge related to the company match for the years ended December 31, 2024, 2023 and 2022, was $6.9 million, $6.6 million and $6.9 million, respectively.
The company has defined contribution plans in certain locations outside the United States. The charge related to these plans was $18.2 million, $16.9 million and $16.6 million, for the years ended December 31, 2024, 2023 and 2022, respectively.
The company has non-qualified compensation plans, which allow certain highly compensated employees and directors to defer the receipt of a portion of their salary, bonus and fees. Participants can earn a return on their deferred balance that is based on hypothetical investments in various investment vehicles. Changes in the market value of these investments are reflected as an adjustment to the liability with an offset to expense. As of December 31, 2024 and 2023, the liability to the participants of these plans was $8.0 million and $7.1 million, respectively. These amounts reflect the accumulated participant deferrals and earnings thereon as of that date. The company makes no contributions to the deferred compensation plans and remains contingently liable to the participants.
Retirement benefits For the company’s more significant defined benefit pension plans, including the U.S. and U.K., accrual of future benefits under the plans has ceased. Management develops the actuarial assumptions used by its U.S. and international defined benefit pension plan obligations based upon the circumstances of each particular plan. The determination of the defined benefit pension plan obligations requires the use of estimates.
The American Rescue Plan Act, which was signed into law in the U.S. in 2021, includes a provision for pension relief that extends the amortization period for required contributions from 7 to 15 years and provides for the stabilization of interest rates used to calculate future required contributions. As a result, the company was not required to make cash contributions to its U.S. qualified defined benefit pension plans in 2024, 2023 and 2022.
In March 2024, the company purchased a group annuity contract, with plan assets, for approximately $192 million to transfer projected benefit obligations related to approximately 3,800 retirees of one of the company’s U.S defined benefit pension plans. This action resulted in a pre-tax settlement loss of $130.1 million for the year ended December 31, 2024.
In March 2023, the company purchased a group annuity contract, with plan assets, for approximately $263 million to transfer projected benefit obligations related to approximately 8,650 retirees of one of the company’s U.S. defined benefit pension plans. This action resulted in a pre-tax settlement loss of $181.0 million for the year ended December 31, 2023.

In November 2023, the company purchased a group annuity contract, with plan assets, for approximately $253 million to transfer projected benefit obligations related to approximately 3,900 retirees of one of the company’s U.S. defined benefit pension plans. This action resulted in a pre-tax settlement loss of $167.2 million for the year ended December 31, 2023.
Retirement plans’ funded status and amounts recognized in the company’s consolidated balance sheets follows:

	U.S. Plans		International Plans
As of December 31,	2024	2023	2024	2023
Change in projected benefit obligation
Benefit obligation at beginning of year	$2,291.7	$2,852.9	$1,715.4	$1,574.6
Service cost	—	—	1.3	1.1
Interest cost	115.9	152.7	68.0	72.3
Plan participants’ contributions	—	—	1.2	1.2
Plan settlement	(192.0)	(516.1)	(2.9)	(4.5)
Actuarial (gain) loss	(58.8)	80.2	(155.0)	67.7
Benefits paid	(216.3)	(278.0)	(91.3)	(80.9)
Foreign currency translation adjustments	—	—	(22.4)	83.9
Benefit obligation at end of year	$1,940.5	$2,291.7	$1,514.3	$1,715.4
Change in plan assets
Fair value of plan assets at beginning of year	$1,817.9	$2,440.1	$1,486.2	$1,444.3
Actual return on plan assets	(32.1)	166.1	(68.6)	18.7
Employer contribution	5.6	5.8	16.3	36.6
Plan participants’ contributions	—	—	1.2	1.2
Plan settlement	(192.0)	(516.1)	(2.9)	(4.5)
Benefits paid	(216.3)	(278.0)	(91.3)	(80.9)
Foreign currency translation adjustments	—	—	(19.4)	70.8
Fair value of plan assets at end of year	$1,383.1	$1,817.9	$1,321.5	$1,486.2
Funded status at end of year	$(557.4)	$(473.8)	$(192.8)	$(229.2)
Amounts recognized in the consolidated balance sheets consist of:
Prepaid pension and postretirement assets	$15.7	$30.7	$9.9	$7.3
Other accrued liabilities	(5.2)	(5.4)	(0.1)	(0.2)
Long-term pension and postretirement liabilities	(567.9)	(499.1)	(202.6)	(236.3)
Total funded status	$(557.4)	$(473.8)	$(192.8)	$(229.2)
Accumulated other comprehensive loss, net of tax
Net loss	$1,418.5	$1,514.2	$1,002.6	$1,037.8
Prior service credit	$(22.2)	$(24.7)	$(42.0)	$(45.0)
Accumulated benefit obligation	$1,940.5	$2,291.7	$1,511.3	$1,712.5
Information for defined benefit retirement plans with an accumulated benefit obligation in excess of plan assets follows:

As of December 31,	2024	2023
Accumulated benefit obligation	$2,964.5	$3,544.3
Fair value of plan assets	$2,191.7	$2,806.2
Information for defined benefit retirement plans with a projected benefit obligation in excess of plan assets follows:

As of December 31,	2024	2023
Projected benefit obligation	$2,967.5	$3,547.2
Fair value of plan assets	$2,191.7	$2,806.2

Net periodic pension expense (income) includes the following components:

	U.S. Plans			International Plans
Year ended December 31,	2024	2023	2022	2024	2023	2022
Service cost(i)	$—	$—	$—	$1.3	$1.1	$1.9
Interest cost	115.9	152.7	114.6	68.0	72.3	39.3
Expected return on plan assets	(125.4)	(178.6)	(189.8)	(88.1)	(84.9)	(77.4)
Amortization of prior service credit	(2.5)	(2.5)	(2.5)	(2.2)	(2.4)	(2.6)
Recognized net actuarial loss	64.3	75.6	125.9	20.9	9.1	37.7
Settlement losses	130.1	348.2	—	0.5	0.7	—
Net periodic pension expense (income)	$182.4	$395.4	$48.2	$0.4	$(4.1)	$(1.1)
(i) Service cost is reported in selling, general and administrative expenses. All other components of net periodic pension expense (income) are reported in other (expense), net in the consolidated statements of income (loss).
Management’s significant assumption used in the determination of the defined benefit pension plan obligations with respect to the U.S. pension plans, is the discount rate. Weighted-average assumptions used to determine net periodic pension expense (income) are as follows:

	U.S. Plans			International Plans
Year ended December 31,	2024	2023	2022	2024	2023	2022
Discount rate	5.70%	6.04%	3.18%	4.24%	4.80%	1.73%
Expected long-term rate of return on assets	7.00%	7.10%	6.50%	4.82%	4.44%	3.88%

Weighted-average assumptions used to determine benefit obligations at December 31 are as follows:
Discount rate	6.09%	5.70%	6.04%	5.10%	4.24%	4.80%
The company’s investment policy targets and ranges for each asset category are as follows:

	U.S.		International
Asset Category	Target	Range	Target	Range
Equity securities	40%	35-45%	1%	0-1%
Debt securities	44%	39-49%	57%	52-62%
Real estate	0%	0%	1%	0-1%
Cash	0%	0-5%	0%	0-0%
Other	16%	11-21%	41%	34-49%
The company periodically reviews its asset allocation, taking into consideration plan liabilities, local regulatory requirements, plan payment streams and then-current capital market assumptions. The actual asset allocation for each plan is monitored at least quarterly, relative to the established policy targets and ranges. If the actual asset allocation is close to or out of any of the ranges, a review is conducted. Rebalancing will occur toward the target allocation, with due consideration given to the liquidity of the investments and transaction costs.
The objectives of the company’s investment strategies are as follows: (a) to provide a total return that, over the long term, increases the ratio of plan assets to liabilities by maximizing investment return on assets, at a level of risk deemed appropriate, (b) to maximize return on assets by investing in equity securities in the U.S. and for international plans by investing in appropriate asset classes, subject to the constraints of each plan’s asset allocation targets, as discussed above, design and local regulations, (c) to diversify investments within asset classes to reduce the impact of losses in single investments, and (d) for the U.S. plans to invest in compliance with the Employee Retirement Income Security Act of 1974 (ERISA), as amended and any subsequent applicable regulations and laws, and for international plans to invest in a prudent manner in compliance with local applicable regulations and laws.
The company sets the expected long-term rate of return based on the expected long-term return of the various asset categories in which it invests. The company considered the current expectations for future returns and the actual historical returns of each asset class. Also, since the company’s investment policy is to actively manage certain asset classes where the potential exists to outperform the broader market, the expected returns for those asset classes were adjusted to reflect the expected additional returns.

In 2025, the company expects to make cash contributions of approximately $92 million to its U.S. and international defined benefit pension plans.
As of December 31, 2024, the following benefit payments are expected to be paid from the defined benefit pension plans:

Year	U.S.	International
2025	$211.0	$89.2
2026	206.5	92.9
2027	201.2	95.7
2028	195.0	97.4
2029	188.0	100.9
2030 - 2034	817.3	514.9
Other postretirement benefits A reconciliation of the benefit obligation, fair value of the plan assets and the funded status of the postretirement benefit plans follows:

As of December 31,	2024	2023
Change in accumulated benefit obligation
Benefit obligation at beginning of year	$60.1	$68.9
Service cost	0.1	0.2
Interest cost	2.3	2.6
Plan participants’ contributions	0.2	0.3
Actuarial gain	(0.8)	(6.9)
Benefits paid	(5.2)	(5.1)
Foreign currency translation and other adjustments	(3.3)	0.1
Benefit obligation at end of year	$53.4	$60.1
Change in plan assets
Fair value of plan assets at beginning of year	$3.2	$5.2
Actual return on plan assets	(0.3)	(2.8)
Employer contributions	5.2	5.6
Plan participants’ contributions	0.2	0.3
Benefits paid	(5.2)	(5.1)
Fair value of plan assets at end of year	$3.1	$3.2
Funded status at end of year	$(50.3)	$(56.9)
Amounts recognized in the consolidated balance sheets consist of:
Other accrued liabilities	$(4.4)	$(4.6)
Long-term pension and postretirement liabilities	(45.9)	(52.3)
Total funded status	$(50.3)	$(56.9)
Accumulated other comprehensive income, net of tax
Net income	$(7.1)	$(7.6)
Prior service cost	0.4	0.6
Net periodic postretirement benefit income includes the following components:

Year ended December 31,	2024	2023	2022
Service cost(i)	$0.1	$0.2	$0.2
Interest cost	2.3	2.6	1.9
Expected return on assets	(0.2)	(0.3)	(0.3)
Amortization of prior service cost (credit)	0.2	(1.3)	(1.4)
Recognized net actuarial gain	(3.0)	(4.0)	(2.2)
Net periodic benefit income	$(0.6)	$(2.8)	$(1.8)
(i) Service cost is reported in selling, general and administrative expenses. All other components of net periodic benefit income are reported in other (expense), net in the consolidated statements of income (loss).

Weighted-average assumptions used to determine net periodic postretirement benefit income are as follows:

Year ended December 31,	2024	2023	2022
Discount rate	5.03%	5.39%	2.70%
Expected return on plan assets	5.50%	5.50%	5.50%
Weighted-average assumptions used to determine benefit obligation at December 31 are as follows:

Year ended December 31,	2024	2023	2022
Discount rate	5.56%	5.03%	5.39%
The company reviews its asset allocation periodically, taking into consideration plan liabilities, plan payment streams and then-current capital market assumptions. The company sets the long-term expected return on asset assumption, based principally on the long-term expected return on debt securities. These return assumptions are based on a combination of current market conditions, capital market expectations of third-party investment advisors and actual historical returns of the asset classes. In 2025, the company expects to contribute approximately $3 million to its postretirement benefit plans.

Assumed health care cost trend rates at December 31,	2024	2023
Health care cost trend rate assumed for next year	8.0%	7.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.5%	4.5%
Year that the rate reaches the ultimate trend rate	2036	2033
As of December 31, 2024, the following benefits are expected to be paid from the company’s postretirement plans:

Year	Expected Payments
2025	$5.1
2026	4.5
2027	4.2
2028	4.0
2029	3.8
2030 – 2034	16.5

The following provides a description of the valuation methodologies and the levels of inputs used to measure fair value, and the general classification of investments in the company’s U.S. and international defined benefit pension plans, and the company’s other postretirement benefit plan.
Level 1 – These investments include cash, common stocks, real estate investment trusts, exchange traded funds, futures and options and U.S. government securities. These investments are valued using quoted prices in an active market. Payables, receivables and cumulative futures contracts variation margin received from brokers are also included as Level 1 investments and are valued at face value.
Level 2 – These investments include the following:
Pooled Funds – These investments are comprised of money market funds and fixed income securities. The money market funds are valued using the readily determinable fair value (RDFV) provided by trustees of the funds. The fixed income securities are valued based on quoted prices for identical or similar investments in markets that may not be active.
Commingled Funds – These investments are comprised of debt, equity and other securities and are valued using the RDFV provided by trustees of the funds. The fair value per share for these funds are published and are the basis for current transactions.
Other Fixed Income – These investments are comprised of corporate and government fixed income investments and asset and mortgage-backed securities for which there are quoted prices for identical or similar investments in markets that may not be active.
Derivatives – These investments include forward exchange contracts and options, which are traded on an active market, but not on an exchange; therefore, the inputs may not be readily observable. These investments also include fixed income futures and other derivative instruments.
Level 3 – These investments include the following:
Insurance Contracts – These investments are insurance contracts which are carried at book value, are not publicly traded and are reported at a fair value determined by the insurance provider.
Certain investments are valued using net asset value (NAV) as a practical expedient. These investments may not be redeemable on a daily basis and may have redemption notice periods of up to 120 days. These investments include the following:
Commingled Funds – These investments are comprised of debt, equity and other securities. The NAV is used as a practical expedient to estimate fair value. The NAV is based on the fair value of the underlying investments held by the funds less their liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV.
Private Real Estate and Private Equity - These investments represent interests in limited partnerships which invest in privately-held companies or privately-held real estate or other real assets. Net asset values are developed and reported by the general partners that manage the partnerships. These valuations are based on property appraisals, utilization of market transactions that provide valuation information for comparable companies, discounted cash flows and other methods. These valuations are reported quarterly and adjusted as necessary at year end based on cash flows within the most recent period.

The following table sets forth by level, within the fair value hierarchy, the plans’ assets (liabilities) at fair value at December 31, 2024.

	U.S. Plans				International Plans
As of December 31, 2024	Fair Value	Level 1	Level 2	Level 3	Fair Value	Level 1	Level 2	Level 3
Pension plans
Equity Securities
Common Stocks	$258.3	$258.3	$—	$—	$0.3	$0.3	$—	$—
Commingled Funds	241.7		241.7
Debt Securities
U.S. Govt. Securities	230.7	230.7
Other Fixed Income	145.4		145.4		246.0		246.0
Insurance Contracts					456.8			456.8
Commingled Funds	100.1		100.1		12.1		12.1
Real Estate
Real Estate Investment Trusts	34.9	34.9
Other
Derivatives(i)	(31.0)	(15.9)	(15.1)		(28.3)		(28.3)
Commingled Funds					13.6		13.6
Pooled Funds	79.5		79.5		14.9		14.9
Cumulative futures contracts variation margin paid to brokers	14.1	14.1
Cash	2.4	2.4			43.4	43.4
Receivables	9.1	9.1			—	—
Payables	(24.4)	(24.4)			—	—
Total plan assets in fair value hierarchy(ii)	$1,060.8	$509.2	$551.6	$—	$758.8	$43.7	$258.3	$456.8
Plan assets measured using NAV as a practical expedient(iii):
Commingled Funds
Debt	$91.7				$172.4
Other	66.0				390.3
Private Real Estate	115.9
Private Equity	48.7
Total pension plan assets	$1,383.1				$1,321.5
Other postretirement plans
Insurance Contracts	$3.1			$3.1
(i) Level 1 derivatives represent unrealized appreciation or depreciation on open futures contracts. The value of open futures contracts includes derivatives and the cumulative futures contracts variation margin paid to or received from brokers.
(ii) As of December 31, 2024, the pension plans assets include approximately $254 million of investments in funds managed by BlackRock, Inc., a related party of the company. Investment management fees paid by the pension plans to BlackRock, Inc. were not material to the consolidated financial statements for the year ended December 31, 2024.
(iii) Investments measured at fair value using NAV as a practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table for these investments are included to permit reconciliation of the fair value hierarchy to the total plan assets.

The following table sets forth by level, within the fair value hierarchy, the plans’ assets (liabilities) at fair value at December 31, 2023.

	U.S. Plans				International Plans
As of December 31, 2023	Fair Value	Level 1	Level 2	Level 3	Fair Value	Level 1	Level 2	Level 3
Pension plans
Equity Securities
Common Stocks	$361.5	$360.6	$0.9	$—	$—	$—	$—	$—
Commingled Funds	227.9		227.9
Debt Securities
U.S. Govt. Securities	289.8	289.8
Other Fixed Income	245.1		245.1		360.3		360.3
Insurance Contracts					510.6			510.6
Commingled Funds	127.4		127.4		16.1		16.1
Real Estate
Real Estate Investment Trusts	34.6	34.6
Other
Derivatives(i)	89.9	68.1	21.8		(3.4)		(3.4)
Commingled Funds					13.2		13.2
Pooled Funds	80.0		80.0		12.0		12.0
Cumulative futures contracts variation margin received from brokers	(67.4)	(67.4)
Cash	1.6	1.6			37.9	37.9
Receivables	10.8	10.8			—	—
Payables	(19.0)	(19.0)			—	—
Total plan assets in fair value hierarchy(ii)	$1,382.2	$679.1	$703.1	$—	$946.7	$37.9	$398.2	$510.6
Plan assets measured using NAV as a practical expedient(iii):
Commingled Funds
Debt	$102.3				$191.4
Other	96.8				348.1
Private Real Estate	188.9				—
Private Equity	47.7				—
Total pension plan assets	$1,817.9				$1,486.2
Other postretirement plans
Insurance Contracts	$3.2			$3.2
(i) Level 1 derivatives represent unrealized appreciation or depreciation on open futures contracts. The value of open futures contracts includes derivatives and the cumulative futures contracts variation margin received from brokers.
(ii) As of December 31, 2023, the pension plans assets include approximately $227 million of investments in funds managed by BlackRock, Inc., a related party of the company. Investment management fees paid by the pension plans to BlackRock, Inc. were not material to the consolidated financial statements for the year ended December 31, 2023.
(ii) Investments measured at fair value using NAV as a practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table for these investments are included to permit reconciliation of the fair value hierarchy to the total plan assets.

The following tables set forth a summary of changes in the fair value of the plans’ Level 3 assets for the years ended December 31, 2024 and 2023.

	January 1, 2024	Realized gains (losses)	Purchases or acquisitions	Sales or dispositions	Currency and unrealized gains (losses) relating to instruments still held at December 31, 2024	December 31, 2024
U.S. plans
Other postretirement plans
Insurance Contracts	$3.2	$(0.3)	$0.2	$—	$—	$3.1
International pension plans
Insurance Contracts	$510.6	$—	$6.2	$(31.0)	$(29.0)	$456.8

	January 1, 2023	Realized gains (losses)	Purchases or acquisitions	Sales or dispositions	Currency and unrealized gains (losses) relating to instruments still held at December 31, 2023	December 31, 2023
U.S. plans
Other postretirement plans
Insurance Contracts	$5.2	$(2.8)	$0.8	$—	$—	$3.2
International pension plans
Insurance Contracts	$100.3	$—	$375.6	$(13.8)	$48.5	$510.6
The following table presents additional information about plan assets valued using the net asset value as a practical expedient within the fair value hierarchy table.

	2024				2023
	Fair Value	Unfunded Commit-ments	Redemption Frequency	Redemption Notice Period Range	Fair Value	Unfunded Commit-ments	Redemption Frequency	Redemption Notice Period Range
U.S. plans
Commingled Funds
Debt	$91.7	$—	Daily, Monthly	15-45 days	$102.3	$—	Daily, Monthly	15-45 days
Other	66.0	—	Quarterly	90 days	96.8	—	Monthly, Quarterly	5-90 days
Private Real Estate(i)	115.9	—	Quarterly	60-90 days	188.9	—	Quarterly	60-90 days
Private Equity(ii)	48.7	19.7			47.7	23.3
Total	$322.3	$19.7			$435.7	$23.3
International pension plans
Commingled Funds
Debt	$172.4	$43.4	Never		$191.4	$42.1	Never
Other	390.3	—	Bimonthly	10 days	348.1	—	Bimonthly	10 days
Total	$562.7	$43.4			$539.5	$42.1
(i) Includes investments in private real estate funds. The funds invest in U.S. real estate and allow redemptions quarterly, though queues, restrictions and gates may extend the period. A redemption has been requested from three funds, which have a redemption queue with estimates of full receipt of three to five years.

(ii) Includes investments in limited partnerships, which invest primarily in secondary markets and private credit. The investments can never be redeemed.
Note 18 — Litigation and contingencies
The company is involved in a wide range of lawsuits, claims, investigations and proceedings, which arise in the ordinary course of business, including actions with respect to commercial and government contracts, labor and employment, employee benefits, environmental matters, intellectual property and non-income tax matters. Further, given the rapidly evolving external landscape of cybersecurity, privacy and data protection laws, regulations and threat actors, the company and its clients have been and will continue to be subject to actions or proceedings in various jurisdictions. These matters can involve a number of different parties, including competitors, clients, current or former employees, government and regulatory agencies, stockholders and representatives of the locations in which the company does business. Many of these matters are also highly complex and may seek recovery on behalf of a class or similarly large number of plaintiffs. It is therefore inherently difficult to predict the size or scope of potential future losses arising from these matters.
The company records a provision for these matters when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated and a gain contingency when the award or recovery is realized or realizable. Significant judgment is required in both the determination of probability and the determination as to whether an exposure is reasonably estimable. Because of uncertainties related to these matters, accruals are based only on the best information available at the time. Any provisions are reviewed at least quarterly and are adjusted to reflect the impact and status of settlements, rulings, advice of counsel and other information and events pertinent to a particular matter. These adjustments could have a material impact on our results of operations and financial position.
The company intends to defend itself vigorously with respect to any legal matters. Based on its experience, the company also believes that the damage amounts claimed against it in the matters disclosed below are not a meaningful indicator of the company’s potential liability.
Legal proceedings are inherently unpredictable and unfavorable resolutions have and could occur. Whether any losses, damages or remedies finally determined in any claim, suit, investigation or proceeding could reasonably have a material effect on the company’s business, financial condition, results of operations or cash flows will depend on a number of variables, including: the timing and amount of such losses or damages; the structure and type of any such remedies; the significance of the impact any such losses, damages or remedies may have in the company’s consolidated financial statements; and the unique facts and circumstances of the particular matter that may give rise to additional factors. Accordingly, it is possible that an adverse outcome from such matters could be material to the company’s financial condition, results of operations and cash flows in any particular reporting period.
Notwithstanding that the ultimate results of the lawsuits, claims, investigations and proceedings that have been brought or asserted against the company are not currently determinable, the company believes that at December 31, 2024, it has adequate provisions for any such matters.
The following is a summary of the more significant legal proceedings involving the company.
The company’s Brazilian operations, along with those of many other companies doing business in Brazil, are involved in various litigation matters, including numerous governmental assessments related to indirect and other taxes, as well as disputes associated with former employees and contract labor. The tax-related matters pertain to value-added taxes, customs, duties, sales and other non-income-related tax exposures. The labor-related matters include claims related to compensation. The company believes that appropriate accruals have been established for such matters based on information currently available. At December 31, 2024, excluding those matters that have been assessed by management as being remote as to the likelihood of ultimately resulting in a loss, the amount related to unreserved tax-related matters, inclusive of any related interest, is estimated to be approximately $85 million.
As previously disclosed, the company received voluntary requests for information and documents from the SEC relating to the company’s policies, procedures and disclosures in connection with cybersecurity incidents. The company cooperated with the SEC’s investigation of certain of the company’s cybersecurity risk disclosures and cybersecurity-related internal controls, including with respect to the material weaknesses that the company identified and disclosed in the company’s Annual Report on Form 10-K for the year ended December 31, 2022. On October 22, 2024, Unisys reached a non-scienter-based administrative proceeding settlement, on a neither admit nor deny basis, with the SEC in connection with the investigation. Non-scienter-based securities violations are made without any knowledge, intent or recklessness. The company concluded that it was in the best interests of the company and its stockholders to constructively resolve this matter with the SEC and the settlement fully resolved the investigation. The SEC recognized the company’s cooperation in its investigation and the remediation steps the company has taken to strengthen its cybersecurity risk management and protections. As part of the settlement, the company agreed and paid a $4 million civil penalty. The settlement is not an admission by the company of any wrongdoing.

On December 3, 2024, Unisys reached a settlement in the case of Unisys Corp. v. Gilbert, et al. pending in the Eastern District of Pennsylvania. The litigation sought damages from Atos, a competitor, and former employees, alleging theft of Unisys trade secrets and confidential information. This settlement for $40 million allows the company to avoid the costs and uncertainties associated with prolonged litigation and reinforces the value of Unisys’s intellectual property. The gain is included within other (expense), net on the company’s consolidated statements of income (loss) in 2024. The company received payment of $15 million as of December 31, 2024 and the remaining amount is included within accounts receivable, net on the company’s consolidated balance sheets as of December 31, 2024. The company believes that this settlement was in the best interest of its stockholders and resolved the ongoing litigation in a favorable manner.
With respect to the specific legal proceedings and claims described above, except as otherwise noted, either (i) the amount or range of possible losses in excess of amounts accrued, if any, is not reasonably estimable or (ii) the company believes that the amount or range of possible losses in excess of amounts accrued that are estimable would not be material. Nonetheless, the company is unable to predict the outcome from such matters and it is possible that an adverse result could be material to the company’s financial conditions, results of operations and cash flows.
Environmental Matters
The company has an estimated environmental liability for a site that its predecessor company previously operated. As of December 31, 2024, the related liability totaled approximately $24 million, of which $8 million is reported in other accrued liabilities and $16 million in other long-term liabilities on the company’s consolidated balance sheets. As of December 31, 2023, the related liability totaled approximately $28 million, of which $13 million is reported in other accrued liabilities and $15 million in other long-term liabilities on the company’s consolidated balance sheets. Additionally, the company has an agreement related to this site, which provides for a partial reimbursement of certain costs when all cleanup work has been approved and finalized. As of December 31, 2024, the company expects to recover approximately $33 million, which is included in other long-term assets on the company’s consolidated balance sheets.
As the company continues to perform investigation activities and if events and circumstances change, the company may incur future additional costs, which could have a material impact on the company’s results of operations, financial condition and cash flows.
Note 19 — Stockholders’ equity
The company has 150 million authorized shares of common stock, par value $.01 per share, and 40 million shares of authorized preferred stock, par value $1 per share, issuable in series.
At December 31, 2024, 8.4 million shares of unissued common stock of the company were reserved for future issuance.
Accumulated other comprehensive loss is as follows:

	Total	Translation Adjustments	Pension and Postretirement Plans
Balance at December 31, 2021	$(3,264.1)	$(866.2)	$(2,397.9)
Other comprehensive income (loss) before reclassifications	38.0	(114.1)	152.1
Amounts reclassified from accumulated other comprehensive loss	150.1	2.9	147.2
Current period other comprehensive income (loss)	188.1	(111.2)	299.3
Balance at December 31, 2022	(3,076.0)	(977.4)	(2,098.6)
Other comprehensive (loss) income before reclassifications	(142.8)	68.3	(211.1)
Amounts reclassified from accumulated other comprehensive loss	418.5	(3.7)	422.2
Current period other comprehensive income	275.7	64.6	211.1
Balance at December 31, 2023	(2,800.3)	(912.8)	(1,887.5)
Other comprehensive loss before reclassifications	(165.0)	(74.5)	(90.5)
Amounts reclassified from accumulated other comprehensive loss	208.1	2.6	205.5
Current period other comprehensive income (loss)	43.1	(71.9)	115.0
Balance at December 31, 2024	$(2,757.2)	$(984.7)	$(1,772.5)

Amounts reclassified out of accumulated other comprehensive loss are as follows:

Year ended December 31,	2024	2023	2022
Translation adjustments:
Adjustment for substantial completion of liquidation of foreign subsidiaries(i)	$2.6	$(3.7)	$2.9
Pension and postretirement plans(ii):
Amortization of prior service credit	(5.4)	(5.4)	(5.8)
Amortization of actuarial losses	84.3	80.5	159.0
Settlement losses	130.6	348.9	—
Total before tax	212.1	420.3	156.1
Income tax	(4.0)	(1.8)	(6.0)
Total reclassifications for the period	$208.1	$418.5	$150.1
(i) Reported in other (expense), net in the consolidated statements of income (loss).
(ii) Included in net periodic pension and postretirement cost (see Note 17, “Employee plans”).
The following table summarizes the changes in shares of common stock and treasury stock:

	Common Stock	Treasury Stock
Balance at December 31, 2021	72.5	5.3
Stock-based compensation	0.8	0.2
Balance at December 31, 2022	73.3	5.5
Stock-based compensation	0.7	0.1
Balance at December 31, 2023	74.0	5.6
Stock-based compensation	1.6	0.4
Balance at December 31, 2024	75.6	6.0
Note 20 — Segment information
In January 2025, the company changed its organizational structure to better align its portfolio of solutions to more effectively address evolving client needs and take further advantage of the synergies across the company’s reportable segments. The company’s business processing solutions, which were reported within Other, have been integrated into the company’s Enterprise Computing Solutions (ECS) and Cloud, Applications & Infrastructure Solutions (CA&I) reportable segments. Additionally, the company’s application development and modernization capabilities, which were reported within ECS, have been operationally centralized within CA&I. These changes did not impact the company’s consolidated financial statements as of December 31, 2024 and were retrospectively reflected in the segment information and Note 14, “Goodwill and intangibles assets,” wherein approximately $10 million of goodwill was reclassified out of Other, approximately $16 million of goodwill was reclassified into CA&I, and approximately $6 million was reclassified out of ECS for all years presented.
The company’s reportable segments are as follows:
•Digital Workplace Solutions (DWS), which provides workplace solutions featuring intelligent workplace services, proactive experience management and collaboration tools to support business growth;
•Cloud, Applications & Infrastructure Solutions (CA&I), which provides digital transformation in the areas of cloud migration and management, applications and infrastructure transformation and modernization solutions; and
•Enterprise Computing Solutions (ECS), which provides solutions that harness secure, high-intensity enterprise computing and enable digital services through software-defined operating environments.
This segment structure reflects the financial information used by the company’s chief operating decision maker (CODM) to make decisions regarding the company’s business, including resource allocations and performance assessments, as well as the current operating focus. The company’s CODM is a group that consists of the Chief Executive Officer, the President and Chief Operating Officer and the Executive Vice President and Chief Financial Officer.
The CODM evaluates the performance of the segments based on segment revenue and segment gross profit. The company’s CODM regularly reviews cost of revenues by segment and treats it as a significant segment expense. Segment revenue and segment gross profit are exclusive of certain activities and expenses that are not allocated to specific segments and reported in Other as described below.

Other, as presented in the reconciliation tables below, includes revenue, cost of revenue and assets associated with the company’s United Kingdom business process outsourcing consolidated joint venture, which is a non-core business activity. Additionally, Other includes certain expenses within cost of revenue such as cost reduction charges, amortization of purchased intangibles and unusual and nonrecurring items are not allocated to specific segments. These amounts are combined within other revenue and other gross profit (loss) to arrive at total consolidated revenue and total consolidated gross profit (loss) as reported in the reconciliations below.
Corporate assets are principally cash and cash equivalents, prepaid pension and postretirement assets, deferred income taxes and operating lease right-of-use assets.
Information regarding the company’s reportable segments is presented below:

	Total Segments	DWS	CA&I	ECS
2024
Total revenue	$1,915.4	$523.5	$764.4	$627.5
Cost of revenue	1,319.7	441.4	614.9	263.4
Gross profit	$595.7	$82.1	$149.5	$364.1
Total assets	$1,169.7	$323.2	$333.9	$512.6
Capital expenditures	$70.8	$6.0	$9.3	$55.5
2023
Total revenue	$1,927.8	$546.1	$761.5	$620.2
Cost of revenue	1,344.7	469.9	613.8	261.0
Gross profit	$583.1	$76.2	$147.7	$359.2
Total assets	$1,253.4	$379.2	$334.1	$540.1
Capital expenditures	$68.6	$3.9	$10.2	$54.5
2022
Total revenue	$1,891.9	$509.9	$721.3	$660.7
Cost of revenue	1,309.1	438.4	620.4	250.3
Gross profit	$582.8	$71.5	$100.9	$410.4
Total assets	$1,267.2	$346.5	$353.9	$566.8
Capital expenditures	$70.6	$6.3	$8.9	$55.4
Presented below is a reconciliation of total segment revenue to total consolidated revenue:

Year ended December 31,	2024	2023	2022
Total segment revenue	$1,915.4	$1,927.8	$1,891.9
Other revenue	93.0	87.6	88.0
Total consolidated revenue	$2,008.4	$2,015.4	$1,979.9
Presented below is a reconciliation of total segment gross profit to total consolidated loss before income taxes:

Year ended December 31,	2024	2023	2022
Total segment gross profit	$595.7	$583.1	$582.8
Other gross profit (loss)	(9.8)	(31.8)	(53.2)
Total gross profit	585.9	551.3	529.6
Selling, general and administrative expense	(424.2)	(450.3)	(453.2)
Research and development expense	(25.2)	(24.1)	(24.2)
Goodwill impairment	(39.1)	—	—
Interest expense	(31.9)	(30.8)	(32.4)
Other (expense), net	(140.8)	(393.9)	(82.4)
Total loss before income taxes	$(75.3)	$(347.8)	$(62.6)

Presented below is a reconciliation of total segment assets to consolidated assets:

As of December 31,	2024	2023	2022
Total segment assets	$1,169.7	$1,253.4	$1,267.2
Other assets	25.2	25.3	20.2
Cash and cash equivalents	376.5	387.7	391.8
Deferred income taxes	96.6	114.0	118.6
Operating lease right-of-use assets	38.4	35.4	42.5
Prepaid pension and postretirement assets	25.6	38.0	119.5
Other corporate assets	140.3	111.6	105.8
Total assets	$1,872.3	$1,965.4	$2,065.6
Geographic information about the company’s revenue, which is principally based on location of the selling organization, properties and outsourcing assets, is presented below:

Year ended December 31,	2024	2023	2022
Revenue
United States	$864.1	$889.0	$854.9
United Kingdom	241.1	289.3	228.0
Other foreign(i)	903.2	837.1	897.0
Total revenue	$2,008.4	$2,015.4	$1,979.9
Properties, net
United States	$42.4	$45.9	$52.5
Other foreign(i)	14.7	18.4	23.4
Total properties, net	$57.1	$64.3	$75.9
Outsourcing assets, net
United States	$7.6	$19.5	$36.0
Australia	7.5	7.8	9.5
United Kingdom	5.1	2.0	17.9
Other foreign(i)	3.8	2.3	3.0
Total outsourcing assets, net	$24.0	$31.6	$66.4
(i) No other individual country’s revenue, properties, net and outsourcing assets, net exceeded 10% for the years ended December 31, 2024, 2023 and 2022.
Additionally, no single customer accounts for more than 10% of revenue.
Note 21 — Remaining performance obligations
Remaining performance obligations represent the transaction price of firm orders for which work has not been performed and excludes (1) contracts with an original expected length of one year or less and (2) contracts for which the company recognizes revenue at the amount to which it has the right to invoice for services performed. At December 31, 2024, the company had approximately $1.0 billion of remaining performance obligations of which approximately 38% is estimated to be recognized as revenue by the end of 2025, 25% by the end of 2026, 21% by the end of 2027, 11% by the end of 2028 and 5% thereafter.